     As filed with the Securities and Exchange Commission on May 24, 2000
                                        Registration No. 333-___________

                 --------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                   -----------------------------------------

                                   FORM SB-2

                            REGISTRATION STATEMENT
                                     UNDER
                            SECURITIES ACT OF 1933
                   -----------------------------------------

                        XML - GLOBAL TECHNOLOGIES, INC.
                   ----------------------------------------
                (Name of small business issuer in its Charter)

Colorado                      0-23391                     84-1434313
----------------         --------------------          ------------------
(State or other     (Primary Standard Industrial       (IRS Employer
jurisdiction of     Classification Code Number)        Identification
incorporation or                                       Number)
organization)

         1038 Homer Street, Vancouver, British Columbia Canada V6B 2W9
                (800) 201-1848 (tel)  (604) 717-1107 (fax)
          -----------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                    Peter Shandro, Chief Executive Officer
                               1038 Homer Street
                        Vancouver, B.C. Canada V6B 2W9
                  (800) 201-1848 (tel)   (604) 717-1107 (fax)
               -------------------------------------------------
 (Name, address, including zip code, and telephone number of agent for service of process)

                                  Copies to:
                           Clifford L. Neuman, Esq.
                             Neuman & Drennen, LLC
                  1507 Pine Street, Boulder, Colorado  80302
                  (303) 449-2100 (tel)   (303) 449-1045 (fax)
              ---------------------------------------------------

         Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                        CALCULATION OF REGISTRATION FEE


                                        Proposed  Proposed
                                         Maximum   Maximum
Title of Each Class                     Offering  Aggregate     Amount of
of Securities to be        Amount to    Price Per  Offering   Registration
    Registered           be Registered  Share (1) Price (1)        Fee
--------------------     -------------- --------- ---------   ------------
Common Stock, $.001
par value:
                         24,335,000(2)  $1.50(3) $36,502,500     $9,636.66
                                                  ----------      --------
TOTAL:                                            $36,502,500    $9,636.66


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Includes 9,730,000 shares of common stock that may be acquired upon exercise of warrants and options held by the Selling Securityholders and 14,605,000 shares of common stock which have been issued directly to the Selling Securityholders.

(3) Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the aggregate exercise price of the warrants and the market value of the common stock.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        XML - GLOBAL TECHNOLOGIES, INC.

                             Cross-Reference Index



     Item No. and Heading
         In Form SB-2                           Location
     Registration Statement                  In Prospectus
     ----------------------                  -------------

1.   Forepart of the Registration            Forepart of Registration
     Statement and Outside Front Cover       Statement and Outside Front
     Page of Prospectus                      Cover Page of Prospectus

2.   Inside Front and Outside Back Cover     Inside Front and Outside Back
     Pages of Prospectus                     Cover Pages of Prospectus

3.   Summary and Risk Factors                Prospectus Summary; Risk Factors

4.   Use of Proceeds                         Use of Proceeds; Risk Factors

5.   Determination of Offering Price         *

6.   Selling Securityholders                 Selling Securityholders

7.   Plan of Distribution                    Plan of Distribution

8.   Legal Proceedings                       Legal Proceedings

9.   Directors, Executive Officers,          Management
     Promoters and Controlling Persons

10.  Security Ownership of Certain           Security Ownership of
     Beneficial Owners and Management        Management and Principal
                                             Stockholders

11.  Description of Securities               Description of Securities

12.  Interest of Named Experts and Counsel   Legal Matters; Experts

13.  Disclosure of SEC Position on           Management - Indemnification
     Indemnification for Securities Act      Limitation on Liability of
     Liabilities                             Directors

14.  Organization Within Last Five Years     *

15.  Description of Business                 Prospectus Summary; Risk Factors;
                                             Business

16.  Management's Discussion and             Management's Discussion and
     Analysis or Plan of Operation           Analysis of Financial
                                             Condition and Results of
                                             Operations; Financial
                                             Statements; Business

17.  Description of Property                 Business

18.  Certain Relationships and               Certain Transactions
     Related Transactions

19.  Market for Common Equity and            Market for Common Stock
     Related Stockholder Matters

20.  Executive Compensation                  Management - Executive
                                             Compensation

21.  Financial Statements                    Financial Statements

22.  Changes in and Disagreements            *
     with Accountants on Accounting
     and Financial Disclosure


* Omitted from Prospectus because Item is inapplicable or answer is in the negative

                                  PROSPECTUS

                        XML - GLOBAL TECHNOLOGIES, INC.

                        24,335,000 Shares Common Stock
              ---------------------------------------------------

     This is an offering of shares of the common stock of XML - Global Technologies, Inc. by persons who were issued shares of our common stock or warrants or options to purchase our common stock in private offerings. These persons are referred to in this Prospectus as "Selling Securityholders." Selling Securityholders holding warrants or options may sell the common stock covered by this Prospectus when they have exercised their warrants or options to purchase common stock.

     Prior to this offering, there has been no public trading market for our common stock.

     We will not receive any proceeds from the resale of the common stock. If the Selling Securityholders exercise their warrants or options, we will receive the exercise price and use the proceeds for working capital. For information regarding fees and expenses we may pay in connection with the registration of the common stock covered by this Prospectus, see the section entitled "Selling Securityholders."

                         Investing in our common stock
                        involves a high degree of risk.
                      You should read the "Risk Factors"
                             beginning on Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.








                 The Date of This Prospectus is May ___, 2000.

                              Prospectus Summary

                               About our Company

Please note that throughout this Prospectus the words "we," "our" or "us" refers to XML - Global Technologies, Inc. and not to any of the Selling Securityholders.

We, together with our subsidiaries, are positioning ourselves to take advantage of what we believe is one of the most significant trends in business today: the adoption of a complete, e-business strategy using XML (eXtensible Markup Language) by global businesses. XML is a markup language that is able to add structure, intelligence and content identification to information on the Internet or Intranets. By being able to attract and retain persons who are at the forefront of XML technology, we have been able to identify and develop several commercial products and services that will enable us to exploit the XML opportunities. Our primary objective is to assist businesses in their effort to migrate from HTML to XML. There is an emerging market for XML-based tools such as our search engine and other e-commerce products which will be targeted and served by our XML specialists.

Our executive offices are located at 1038 Homer Street, Vancouver, British Columbia V6B 2W9 Canada. Our telephone number is (800) 201-1848. Our Internet website address is http://www.xmlglobal.com.


                              About the Offering

This is an offering of shares of our common stock by persons who were issued shares of our common stock and/or warrants or options to purchase our common stock.

We refer to these persons as "Selling Securityholders" in this Prospectus. Selling Securityholders who were issued warrants or options may sell the shares of common stock covered by this Prospectus when they have exercised their warrants or options to purchase common stock. We are registering the common stock covered by this Prospectus in order to fulfill the obligations we have under agreements with the Selling Securityholders.

                            Summary Financial Data


Statement of Operations Data:        Period Ended      Nine Months Ended
                                   June 30, 1999(1)    March 31, 2000(1)
                                   ----------------    --------------------

     Total Revenues                $         2,137     $         30,989
     Operating expenses                    122,986            1,171,469
     Net loss                             (120,849)          (1,114,229)
     Net loss applicable to common
       stockholders                       (120,849)          (1,114,229)
     Basic and diluted loss per share        (0.01)               (0.06)
     Shares used in computing basic
       and diluted loss per share       17,500,000           19,662,764

                                                     At March 31, 2000
                                                  -----------------------
                              At June 30, 1999     Actual     Pro Forma(2)
                              ----------------    --------    ------------
Balance Sheet Data
  Working capital (deficit)   $      (173,092)    $2,403,629  $ 9,403,629
     Total assets                      88,052      2,634,037    9,634,037
     Shareholders' equity
      (deficit)                      (111,020)     2,559,352    9,559,352


-----------------

(1) Our operations commenced May 18, 1999. Accordingly, there are no comparative results of operations.

(2) Between April and May 2000, we sold in a series of private transactions a total of 5,225,000 shares of our common stock for net proceeds of approximately $7,000,000. The pro forma balance sheet data as of March 31, 2000 gives retroactive effect to that date of those subsequent financing activities.

                                 RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

We are an early stage company, we have a history of losses, and we expect future losses

     We have never been profitable, we expect to incur net losses for the foreseeable future and we may never be profitable. We incurred net losses of $1,114,229 for the nine months ended March 31, 2000, and $120,849 for the fiscal year ended June 30, 1999. As of March 31, 2000, we had an accumulated deficit of $1,235,078.

     We have only recently introduced our new products and services. As a result of our limited operating history it is difficult to forecast our future operating results. We expect to substantially increase our sales and marketing, product development and general administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability in the future. Our future operating results will depend on many factors, including:

     *    The overall growth rate for the markets in which we compete

     * The level of market acceptance of, and demand for, XML technology in general and our XML products in particular

     *    The level of product and price competition

     * Our ability to attract, train and retain consulting, technical and other key personnel

There are limited market applications of XML technology

     Duane Nickull, Matthew MacKenzie and Jamie Hoglund, officers of the Company, and Michael Palethorpe, one of our shareholders, began working with XML in early 1998, completed the first commercial version of the CartNetwork (now XML CommercePro) e-commerce software in October 1998, and the alpha version of the GoXML search engine in February 1999. While the Company believes XML has demonstrated clear advantages over HTML platforms in defining the content of a document, the vast majority of e-commerce still uses HTML.
To date, there has not been widespread adoption of XML technology, products or applications. Moreover, there may exist resistance among users of Internet and intranet e-commerce to transition from HTML to XML. Conversely, new entrants into e-commerce may be slow to adopt XML in the absence of widespread acceptance of standards to insure compatibility. As a result, numerous factors, many of which are not in our control, may slow the development of market adoption for XML technology and as a result, our products and services.

If the market's acceptance and adoption of XML technologies does not develop, our future results may suffer

     All of our products are based upon and rely solely upon XML technology, which has only recently been commercially introduced. We cannot be sure that XML technology will be adopted as a standard, that XML based products will achieve broad market acceptance, that our XML products will be accepted or that other superior technologies will not be developed. The failure of XML technology to become a standard or the failure of our XML products to achieve broad acceptance could adversely affect our ability to generate revenues. The XML technology is one of several competing technologies used in information exchange and Internet commerce.

Lack of growth or decline in internet usage or the lack of acceptance of commerce conducted via the internet could be detrimental to our future operating results

     Our products enhance a company's ability to transact business and conduct operations utilizing the Internet. Therefore, our future sales and any future profits are substantially dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers and businesses. Rapid growth in the use of the Internet and other online services is a recent development, and we are unsure whether that acceptance and use will continue to develop, or that a sufficiently broad base of consumers will adopt and continue to use the Internet and other online services as a medium of commerce. To be successful, we must rely on consumers and businesses, which have historically used traditional means of commerce to purchase products, accepting and utilizing new ways of conducting business and exchanging information over the Internet.

     In addition, the Internet may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and web performance improvements. If the Internet continues to experience significant growth in the number of users, frequency of use or an increase in bandwidth requirements, the Internet's infrastructure may not be able to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. If Congress, or other governing bodies within and outside the United States, decide to alter materially the current approach to, and level of, regulation of the Internet, we may need to adapt our technology. Any required adaptation could cause us to spend significant amounts of time and money. If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur, if government regulations change, or if the Internet does not become a viable commercial marketplace, our business will likely suffer.

Intense competition and increasing consolidation in our industry could create stronger competitors and harm our business

     The market for our products is intensely competitive, highly fragmented, characterized by rapid technological change and significantly affected by new product introductions. Recent acquisitions of several competitors by large software companies and other market activities of industry participants have increased the competition in our market. Our competitors consist of a number of private and public companies, including, among others, Sequoia Software, which markets an XML search engine called Xdex for intranet use; Inktomi, which has already established relationships with companies such as America Online, British Telecommunications, Cnet, Excite@Home, Intel, Microsoft, Sun Microsystems and Yahoo, each of which uses XML for various purposes; Ultraseek, a division of Go.com (a Disney company) whose customers include Sun Microsystems, 3Com, Ericsson and others; and IBM, which has modified an existing HTML search tool to accommodate XML documents. In addition, we face competition from in-house software developers who may develop some or all of the functionality that our products provide. Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products to offer and a larger installed base of customers, any of which factors could provide them with a significant competitive advantage.

If we fail to develop strategic relationships with industry partners, our efforts to license our product may be unsuccessful

     At the present time, we lack an existing installed customer base to which our innovative products and services can be offered. As a result, we will need to establish critical strategic relationships with industry partners who have large installed customer bases to whom we can offer licenses to our products, which may be combined or bundled, with their own software. If we are not successful in establishing these relationships, it will be more difficult for us to be successful in our efforts to achieve a large customer base for our products.

In order to develop our business, it will be necessary to convince businesses to adopt a new technology and platform

     As we do not have an existing customer base, our success will be dependent upon our ability to convince business to business e-commerce users to adopt XML technology. Many business to business e-commerce users already have long term customer agreements with our e-commerce competitors with whom we may be unable to establish a strategic partnership. Businesses that have made substantial up-front payments to our competitors for electronic commerce solutions may be reluctant to replace their current solution and adopt our solution. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are deemed to offer products and services superior to those of our competitors. In addition, because the business to business e-commerce market is new and underdeveloped, potential customers in this market may be confused or uncertain about the relative merits of each electronic commerce solution or which electronic commerce solution to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our solution.

If we fail to develop new products and services in the face of our industry's rapidly evolving technology, our future results may be adversely affected

     Due to the recent emergence of the Internet and the Web as a forum for conducting business, the market for Web application server systems in which we participate is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our growth and future operating results will depend in part upon our ability to enhance existing applications and develop and introduce new applications or components that:

     *    meet or exceed technological advances in the marketplace
     *    meet changing customer requirements
     *    achieve market acceptance
     *    integrate successfully with third party software and platforms, and
     *    respond to competitive products.

     Our product development and testing efforts have required, and we are expected to continue to require, substantial investment. We may not possess sufficient resources to continue to make the necessary investments in technology.

We will continue to need significant capital and we are dependent upon the proceeds of this offering

     We have required significant capital to date and will require additional capital to implement our business plan. We are currently generating only nominal operating revenues. We are dependent upon the proceeds of this Offering to fund our continuing business activities. We estimate, based on our current plans and assumptions, that the proceeds of this Offering in conjunction with cash on hand, if achieved, will be sufficient to meet our working capital requirements for approximately 18 months following the Offering. After that, we will require additional financing. We have no current arrangements with respect to other sources of additional financing and there can be no assurance that additional financing will be available to us on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would have a material adverse affect on us, including possibly requiring us to curtail or cease our operations. To the extent that future financing involves the sale of our equity securities, our then existing stockholders, including investors in this offering, could be substantially diluted.

We need to manage our growth effectively or we may not succeed

     We are a growing company. Our ability to manage our growth will depend in large part on our ability to generally improve and expand our operational and sales and marketing capabilities, to develop the management skills that our managers and supervisors, many of whom have been employed by us for a relatively short time, and to train, motivate and manage both our existing employees and the additional employees that may be required. Additionally, we may not adequately anticipate all the demands that growth may impose on our systems, procedures and structure. Any failure to adequately anticipate and respond to these demands or manage our growth effectively would have a material adverse affect on our future prospects.

Security risks of electronic commerce may deter future use of our products and services

     A fundamental requirement to conduct Internet based, business to business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches in the marketplaces, or well-publicized security breaches affecting the Web in general, could significantly harm our business, operating results and financial condition. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect content and transactions or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches.

If we lose our key personnel or fail to attract and retain additional personnel, the success and growth of our business may suffer

     A significant portion of our management team has been in place for a relatively short period of time. We do not have written employment agreements with any of our key personnel. We only have a limited consulting arrangement with Mr. David Webber, the chief technology leader of the ExpressXchg product. Our future success will also depend significantly on our ability to attract, integrate and retain highly skilled technical personnel who are active and highly regarded in the XML community. As XML technology is relatively new, the degree to which it is accepted and absorbed in the marketplace is dependent, in part, upon assembling technology personnel who have the credibility and skills to successfully promote acceptance of our products. If we are unable to attract, integrate and retain such persons, our business could be adversely affected.

The failure to implement successfully our web software and XML search engine could result in dissatisfied customers and limited sales

     Implementation of our Web software and XML search engine involves a significant commitment of financial and other resources by our customers. The customer's implementation cycle can be lengthy due to the size and complexity of their systems and operations. In addition, our customers will rely heavily on third party systems integrators to assist them with the installation and use of our products. Our failure or the failure of our alliance partners, our customers or our third party integrators to implement successfully our products could result in dissatisfied customers which could adversely affect our reputation.

Capacity restrictions could reduce the demand and utility for our products

     Concurrency restrictions can limit Internet deployment and use capacity. The boundaries of our XML capacity, in terms of numbers of concurrent users or interactions, are unknown because, to date, no customer or testing environment has reached these boundaries. The XML capacity boundaries may, at some future time, be reached and, when reached, may be insufficient to enable our customers to achieve their desired levels of information deployment and exchange. We may lose customers or fail to gain new customers if either of these occurs.

We are vulnerable to general Internet systems failures or interruptions of our service

     Our success depends on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Despite precautions taken by us, our system is susceptible to natural and man-made disasters. Telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Any such technical failure or security problems could harm our business, financial condition and results of operations. Periodically, we may experience unscheduled system downtime that may result in our Website being inaccessible to customers, or we may experience slow response times which may result in decreased traffic to our Websites. If these problems arise, they could materially and adversely affect our business, results of operations and financial condition.

Our limited ability to protect our intellectual property rights could impair our ability to compete effectively

     Our success and ability to compete are substantially dependent on our internally developed technologies and intellectual property, which we protect through a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, though we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be
a problem.   In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States and Canada (where XML Research is located). Furthermore, our competitors may independently develop technology similar to ours. The number of intellectual property claims in our industry may increase as the number of computing products grows and the functionality of products in different industry segments overlaps. Although we are not aware that any of our products or other intellectual property infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time consuming to address, result in costly litigation, cause product shipment delays or require us to enter into
royalty or license agreements.   These royalty or license agreements might not
be available on terms acceptable to us or at all, which could have a material adverse affect on our business.

We cannot rely upon patent protection to preserve our competitive advantage

     While we have applied for a 51 point patent covering our XML search engine, we cannot be sure that a patent will issue and, if a patent does issue, which if any claims will be upheld. Furthermore, the issuance of one or more patents covering our technology provides no assurance that competitors will not lawfully develop improvements or alternative approaches which are not within the scope of our patents' protection. Furthermore, in the event a competitor does infringe upon one or more of our patents, the prosecution of a patent infringement claim or the defense of our patent in the same context will require a substantial expenditure of human and financial resources, neither of which may be available in sufficient quantity.

We may not be able to adequately protect our trademarks and domain names

     We have applied with the U.S. Patent and Trademark Office to register the following trademarks:

     *    GoXML
     *    XOSP
     *    XHML
     *    LeCart
     *    XOP

     In addition, we have registered the following domain names:

     *    www.goxml.com
     *    www.lecart.com
     *    www.cartnetwork.com.
     *    www.cartnetwork.net
     *    www.convert2xml.com
     *    www.findxml.com
     *    www.xslt.com
     *    www.xosp.com
     *    www.xosp.net
     *    www.xosp.org
     *    www.walkaboutwebs.com
     *    www.xmldirectory.com

     Our trademarks and domain names play an important role in expanding the awareness of our products on the Internet and developing partnerships between those who use the internet to retrieve information and many providers of products and services available on the web. While we have applied for registration of the foregoing trademarks and registered domain names in an effort to protect them, our efforts may be inadequate to prevent others from claiming violations of their marks and may be inadequate to protect our use of those names as unique. In addition, trademark protection and the uncertainty surrounding the legal protections of domain names may be unenforceable or limited in other countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our communications. The regulation of web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain our web addresses in the future. Furthermore, the relationship between regulations governing such addresses and the laws protecting trademarks is unsettled.

     In fact, we are aware of a German company that has been using the name "Go-XML" for its Website. We have made a demand that it cease and desist from such use, but there can be no assurance that we will be able to prevent or limit this conflicting and competing use. If we are unsuccessful in these efforts, our use of the trademark "Go-XML" may be limited or restricted, or, at the very least, may become so diluted as to lose its value, in which case we may have to consider rebranding the product.

Additional government regulations may adversely affect our business

     The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in Europe, Canada and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.

     In 1998 the United States Government enacted a three-year moratorium preventing states and local governments from imposing new taxes on electronic commerce transactions. Upon expiration of this moratorium, if it is not extended, states or other governments might levy sales or use taxes on electronic commerce transactions. An increase in taxation of electronic commerce transactions might also make the Internet less effective for consumers and businesses.

We may be subject to future product liability claims and our products' reputations may suffer

     Many of our installations will involve projects that are critical to the operations of our customers' business and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although our license agreements with our customers will contain provisions designed to limit contractually our liability for damages arising from negligent acts, errors, mistakes or omissions, it is possible that these provisions will not be enforceable in certain instances or would otherwise not protect us from liability for damages. Although we maintain general liability insurance coverage, this coverage may not continue to be available on reasonable terms or at all, or may be insufficient to cover one or more large claims. Moreover, such insurance coverage may not provide benefits for certain product liability claims.

     In addition, we plan to enter into agreements with our strategic alliance partners whereby we license our products for integration with the alliance partners' products. If an alliance partners' product fails to meet customer expectations or causes a failure in its customer's systems, the reputation of our products could be materially and adversely affected, even if our products performed in accordance with their functional specifications.

There is no assurance that a public market for our common stock will develop

     The shares of Preferred Stock underlying the Units being offered hereby are convertible, under certain circumstances, into shares of our common stock. There has been no public market for our common stock. We cannot predict the extent to which investor interest in our common stock will lead to the development of a trading market or how liquid that market might become, especially if a large number of shares were introduced into the market upon conversion of the shares of Preferred Stock. Without an active public trading market, you may not be able to liquidate your investment without considerable delay, if at all. If a market does develop, the price for our common stock may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this Memorandum, including the many factors associated with an investment in us, may have a significant impact on the market price of our common stock.

We have applied to be listed on the OTC Electronic Bulletin Board, which can be a volatile market

     We have applied to have our common stock quoted on the OTC Electronic Bulletin Board, a NASD sponsored and operated quotation system for equity securities. It is a more limited trading market than the Nasdaq SmallCap Market, and timely, accurate quotations of the price of our common stock may not always be available. You may expect trading volume to be low in such a market. Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

     Once our common stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15g.9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severally limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to sell their converted shares at or above the then current, OTCBB price. In addition, our results of operations during future fiscal periods might fail to meet the expectations of stock market analysts and investors. This failure could lead the market price of our common stock to decline.

Our public trading market, if and when it develops, will likely be highly volatile

     Prior to this Offering, there has been no public market for our common stock. If a public trading market does develop, the market price of our common stock could fluctuate substantially due to:

     *    quarterly fluctuations in operating results
     * announcements of new products or product enhancements by us or our competitors technological innovations by us or our competitors
     * general market conditions or market conditions specific to our or our customers' industries
     *    changes in earnings estimates or recommendations by analysts.

     Stock prices of Internet related companies have been highly volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has at times been instituted against that company. If we become subject to securities litigation, we could incur substantial costs and experience a diversion of management's attention and resources.

     As a result of the limited number of our shares that will be eligible to trade in the public market, any substantial sales of our common stock may depress our stock price

     We have a total of 26,505,000 shares of our common stock issued and outstanding. If our common stock becomes listed on the OTCBB, of our outstanding shares, only approximately 14,605,000 shares will be eligible to be sold in public market transactions, but initially only in sales made under this Prospectus. As a result, we expect that the public trading market for our shares will be highly volatile, illiquid and sporadic. Any substantial sales of our shares in the marketplace would have a pronounced negative impact upon the public price of our shares. Such volatility and illiquidity may make it more difficult for us to sell equity or equity related securities in the future at a time and at a price that we may deem appropriate.

Future issuances of our common stock could dilute current shareholders and adversely affect the market if it develops

     We have the authority to issue up to 500,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders.

Future sales of our common stock could adversely affect the market

     Future sales of our common stock into the market may also depress the market price of our common stock if one develops in the future. We have issued common stock, options and warrants to purchase our common stock. Sales of these shares of our common stock or the market's perception that these sales could occur may cause the market price of our common stock to fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

Future sales of preferred stock could also adversely affect the market for our common stock

     We have the authority to issue up to 100,000,000 shares of preferred stock without shareholder approval. The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

A change of control of the company will result in the vesting of all outstanding stock options issued under our plan

     Under the terms of our Equity Incentive Plan, in the event there occurs a change of control of the Company, all outstanding and unvested stock options previously granted to our employees, officers, directors and consultants will immediately become vested and exercisable in their entirety. This vesting acceleration could deter parties from pursuing business combinations with us that might otherwise be beneficial to our shareholders.

We cannot be sure that the Y2K issue has passed

     While we believe that the greatest risk of experiencing problems with the Y2K issue has passed, we cannot be sure that in the near term we will not experience problems with our suppliers and vendors, although no such problems have been discovered to date.

CERTAIN MARKET INFORMATION

     There currently exists no public trading market for our common stock, and there can be no assurance that a public trading market will develop or be sustained in the future. Without an active public trading market, there can be no assurances that you will be able to liquidate your investment without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

     In addition, it is likely that the Company's common stock will be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. It contains an explanation and disclosure of the bid and offer prices of the security, any retail charges added by the dealer to those prices (called mark up and mark downs) and the amount of compensation or profit to be paid or received by the salesperson in connection with the transaction. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. Further, the disclosure includes information regarding the market for "penny stocks," explanations regarding the influence that market makers may have upon the market for "penny stocks" and the risk that one or two dealers may exercise domination over the market for such security and therefore control and set prices for the security not based upon competitive forces. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

                          FORWARD-LOOKING STATEMENTS

In General

     This Prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the software development, computer-based project management, consulting and strategic business consulting industries, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this Prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this Prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this Prospectus, include:

     * changes in general economic and business conditions affecting the software development, computer-based project management consulting and strategic business consulting industries;

     *    technical developments that make our products or services obsolete;

     *    changes in our business strategies;

     *    the level of demand for our products and services; and

     * our ability to develop or maintain strategic relationships within the software development, computer-based project management consulting and/or strategic business consulting industries.

     In light of the significant uncertainties inherent in the forward-looking statements made in this Prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

No "Safe Harbor"

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offerings.

                                DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our Board of Directors.


                                CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000 on an actual basis and on a proforma basis. The proforma table gives retroactive effect to March 31, 2000 of our sale of an additional 5,225,000 shares of common stock for net proceeds of approximately $7,000,000 in private transactions which were completed in April and May 2000. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

                                          As of March 31, 2000
                                   ---------------------------------
                                      Actual             ProForma
                                   -------------       -------------

Shareholders' Equity
    Preferred Stock, $.01 par
     value, 100,000,000 shares
     authorized; no shares
     outstanding                   $         -         $            -
    Common Stock, $.0001 par
     value; authorized
     500,000,000 shares:
          21,280,000 issued and
          outstanding shares
          (actual) and 26,505,000
          proforma                        2,128                  2,651

    Additional paid-in capital        3,807,360             10,806,837

    Deferred compensation               (12,209)               (12,209)

    Accumulated other
     comprehensive income                (2,849)                (2,849)

    Accumulated deficit              (1,235,078)            (1,235,078)
                                   -------------       ---------------

Total shareholders' equity
   and capitalization              $   2,559,352       $     9,559,352
                                   =============       ===============

     These amounts do not include 4,000,000 shares of common stock we may issue upon exercise of options which may be granted under our Equity Incentive Plan. Currently under the Plan we have issued 1,165,000 options which are subject to outstanding and unexercised options having an exercise price. Of the 1,165,000 options, 110,000 options are currently not exercisable by the holder but will vest in the future, subject to the holder's continuing employment.

                            SELECTED FINANCIAL DATA

     We have set forth below certain selected financial data. This financial data was derived from the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and is qualified by reference to such Consolidated Financial Statements and the Notes thereto. The financial data for the nine months ended March 31, 2000 are derived from our unaudited consolidated financial statements. In our opinion, the consolidated financial statements for these periods include all adjustments necessary to present fairly the financial information for such periods.

                                For the Period
                                May 18, 1999 to        Nine Months Ended
                                June 30, 1999(1)       March 31, 2000(1)
                              --------------------     --------------------

Statements of Operations Data
     Revenues                      $         2,137     $         30,989
     Operating Expenses                    122,986            1,171,469
     Operating Loss                       (120,849)          (1,140,480)
     Other Income (Expenses)                     -               26,251
     Net Income (Loss)                    (120,849)          (1,114,229)
     Net (Loss) Per Share                    (0.01)               (0.06)
     Average Common Shares
       Outstanding                      17,500,000           19,662,764



                              June 30, 1999            March 31, 2000
                              -------------       ------------------------
                                                    Actual     Pro Forma(2)
                                                  ---------    ------------

Balance Sheet Data
     Total Assets             $    88,052         $ 2,634,037  $ 9,634,037
     Working Capital
      (deficiency)               (173,092)          2,403,629    9,403,629
     Total Liabilities            199,072              74,685       74,685
     Accumulated Deficit         (120,849)         (1,235,078)  (1,235,078)
     Stockholders' Equity        (111,020)          2,559,352    9,559,352

-----------------------
(1) Our operations commenced May 18, 1999. Accordingly, there are no comparative results of operations.

(2) In April and May 2000, we sold in a series of private transactions a total of 5,225,000 shares of our common stock for net proceeds of approximately $7,000,000. The pro forma balance sheet data as of March 31, 2000 gives retroactive effect to that date of those subsequent financing activities.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
           RESULTS OF OPERATIONS OF XML - GLOBAL TECHNOLOGIES, INC.

     The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise noted, references to "we," "our," and "us" refer to XML-Global Technologies, Inc. and its subsidiaries.

Operations

     Effective August 27, 1999, XML-Technologies, Inc. and International Capital Funding, Inc. (ICF) entered into an agreement and plan of reorganization (the Agreement). In accordance with the Agreement, the shareholders of XML-Technologies, Inc. received 12.5 million shares of ICF stock in exchange for the 12.5 million outstanding shares of XML-Technologies, Inc. The shareholders of ICF retained 5 million shares in exchange for no assets and the assumption of $2,671 of liabilities of ICF by XML-Technologies, Inc. The transaction was accounted for as a recapitalization of XML-Technologies, Inc.

     The founders of the Company began working with Extensible Markup Language ("XML") in early 1998 and began to develop software as a group in the fall of 1998. The Company was formed in May 1999 to develop commercial applications using the founders' XML expertise. In July 1999, we commenced sales of Cartnetwork, our proprietary e-commerce software and in September 1999, we announced goxml, which we believe is the world's first XML search engine. On September 29, 1999, we filed an application with the United States Patent Office in respect of our goxml search engine under the title "Authoring, altering, indexing, storing and retrieving electronic documents embedded with contextual markup".

     We continue to develop proprietary XML-based solutions for the Internet-based economy with a focus on e-commerce and the conversion of data from legacy formats to XML. As an adjunct to our e-commerce business, we develop web sites for our clients. Our main sources of revenue are currently from the development of web sites and the licensing of our e-commerce software.

1999 Equity Incentive Plan

     On October 19, 1999 the shareholders approved the 1999 Equity Incentive Plan (the "1999 Plan") which provides for the grant of (1) both incentive and nonstatutory stock options, (2) stock bonuses, (3) rights to purchase restricted stock and (4) stock appreciation rights. The 1999 Plan was adopted by the Board of Directors on September 15, 1999 and provides a means by which selected officers and employees of and consultants to the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in attracting and retaining employees holding key positions and to provide incentives for such persons to exert maximum efforts. The 1999 Plan is administered by the Board of Directors of the Company, which has exclusive power over the granting of options and their vesting provisions. The Company has reserved a total of 4,000,000 shares of Common Stock for issuance under the 1999 Plan of which 1,165,000 options have been granted to employees, directors and consultants at an exercise price of $1.00 per share.

Results of Operations

     REVENUE. Revenue consists of fees received from the sale of e-commerce solutions, the design and Web site development, implementation and support. Revenue was $7,300 for the three months ended March 31, 2000, (down from $14,400 for the previous fiscal quarter), and $31,000 for the nine-month period ended March 31, 2000. The decline was due to our emphasis on sales of our goXML search engine and while we had three installations under way at March 31, 2000, we had not invoiced these sales.

     RESEARCH AND DEVELOPMENT EXPENSES. Product and content development costs include expenses we incur to develop our technology and our clients' web sites. These costs consist primarily of salaries and fees paid to employees and consultants to develop and maintain software and web sites. For the three and nine months ended March 31, 2000, these costs were $215,900 and $504,000 respectively. The increased expenditures in the quarter just ended, which compare to $166,700 for the previous quarter, reflect increased staffing levels.

     SALES AND MARKETING EXPENSES. Marketing, sales and client services costs include expenses we incur to obtain and maintain client relationships. These costs include fees paid to contractors and consultants, related travel and incidental costs and occupancy costs for our Seattle sales office. For the three months ended March 31, 2000, sales and marketing expenses were $71,400 and are largely unchanged from the $69,200 recorded in the previous quarter. Total sales and marketing expenses for the nine months ended March 31, 2000 were $173,500.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries, contractor fees and related costs for general corporate functions, including travel, finance, accounting and legal expenses. For the three and nine months ended March 31, 2000, general and administrative expenses were $183,400 (up from $143,300 in the three months ended September 30, 1999) and $422,900 respectively. The increase in the last quarter reflected professional fees associated with licensing our products and defending our intellectual property and travel costs. In the previous quarter, we treated $33,700 in professional costs as deferred issue costs associated with a financing that we were pursuing, however that financing did not complete and we expensed this amount in the current quarter. We incurred a further $70,500 in professional costs which we treated as deferred issue costs and accordingly did not recognize such costs in the statement of operations.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation expense reflects depreciation of computer hardware, software and equipment over their estimated useful lives of between two and three years. Depreciation expense was $8,700 and $21,600 respectively for the three and nine months ended March 31, 2000. The company recorded only nominal amortization expense in regard to trademarks and patents as these costs largely relate to applications that had not been granted at March 31, 2000.

     FAIR VALUE OF STOCK OPTIONS. The Company reports the financial impact of stock options issued to employees using APB-25. We record the fair value of stock options granted to non-employees based on the fair value of the options at the date the services were performed. During the three months ended March 31, 2000 we granted 275,000 options to non-employees at an exercise price of $1.00. We estimate that the fair value of each of these options was approximately $0.22. We have recorded an expense of $49,300 in respect of options that have vested and a deferred compensation amount of $12,200 in regard to the remaining options that vest in May and June 2000.

     INTEREST INCOME. During the three and nine months ended March 31, 2000, the company earned interest income of $24,100 and $26,300 respectively on funds received by way of the issuance of securities. Interest income has increased over prior periods since funds received from private equity placements have greatly exceeded operating expenditures with the result that cash and cash equivalents increased in the period.

Liquidity And Capital Resources

     Since inception, we have financed our operations primarily through the placement of equity securities and advances from our principal stockholder. In the three months ended March 31, 2000, we received net proceeds of approximately $1,585,000 from private offerings of equity securities. Issue costs associated with these offerings, which have been offset against the net proceeds of the offering, were not material. In aggregate, we have raised net proceeds of $3,738,000 through the placement of equity securities. As of March 31, 2000 we had $2,353,800 in cash and cash equivalents.

     We have incurred costs to design, develop and implement search engine and electronic commerce applications and to grow our business. As a result, we have incurred operating losses and negative cash flows from operations in each quarter since we commenced operations. As of March 31, 2000, we had an accumulated deficit of $1,235,000. These losses have been primarily funded through private placement of equity securities.

     To date, we have experienced negative cash flows from operating activities. For the nine months ended March 31, 2000, the net cash used in operating activities was primarily attributable to our net operating loss of $1,114,200. The net loss for the quarter was partially offset by non-cash depreciation and amortization of $21,700, the fair value of options granted to employees of $49,300 and a net cash outflow of $28,500 with respect to working capital changes. For the nine months ended March 31, 2000, net cash used in operating activities was therefore $1,071,800.

     For the nine months ended March 31, 2000, net cash used in investing activities was $113,100. We spent $80,300 on computer hardware, software and equipment and $32,800 on patent and trademark applications. The computer hardware and software purchases related to server upgrades and computers used by programmers.

     For the nine months ended March 31, 2000, net cash provided by financing activities was $3,532,500 attributable to the private placements of equity securities, offset by related issue costs, repayment of the note payable and the deferred issue costs related to a proposed financing.

     Changes in exchange rates had a net effect of decreasing our cash balance by $3,500.

     As of March 31, 2000, we had no contractual capital commitments outstanding, although we expect that our Vancouver office relocation and expansion will cost about $50,000.

     Our ability to generate significant revenue is uncertain. We incurred net losses of approximately $497,000 for the quarter ended March 31, 2000. We expect losses from operations and negative cash flow to continue for the foreseeable future, at least through the year 2000, as a result of our expansion plans and our expectation that operating expenses will increase significantly in the next several years. The rate at which these losses will be incurred are likely to increase from current levels. Although we have experienced revenue growth, revenues have been substantially less than expenses and may not increase in the future. If our revenue does not increase and if our spending levels are not adjusted accordingly, we may not generate sufficient revenue to achieve profitability, which would have a materially adverse effect on our business, financial condition and results of operations. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

     Our working capital requirements depend on numerous factors. We have experienced increased expenditures since inception, consistent with growth in our operations and staffing, and expect that this trend will continue for the foreseeable future. We anticipate incurring additional expenses to increase our marketing and sales efforts, for software and infrastructure development. Additionally, we will continue to evaluate possible investments in businesses, products and technologies, the expansion of our marketing and sales programs and brand promotions. If we experience a shortfall in revenue in relation to expenses, or if our expenses precede increased revenue, our business, financial condition and results of operations could be materially and adversely affected.

     We currently estimate that available cash resources at March 31, 2000 in conjunction with funds raised in April 2000 will be sufficient to meet our anticipated needs for working capital and capital expenditures through June 2001. We may need to raise additional funds, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There can be no assurance that any required additional financing will be available on terms favorable to us, or at all. If additional funds are raised by the issuance of equity securities, stockholders may experience dilution of their ownership interest and these securities may have rights senior to those of the holders of the common stock. If additional funds are raised by the issuance of debt, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures, any of which could have a materially adverse effect on our business, financial condition and results of operations.

     Some of our revenues and a substantial portion of our payroll is paid outside the United States in currencies other than US dollars. Because our financial results are reported in US dollars, they are affected by changes in the value of the various foreign currencies in which we make payments in relation to the US dollar. We do not cover known or anticipated currency fluctuation exposures through foreign currency exchange option or forward contracts. The primary currency for which we have foreign currency exchange rate exposure is the Canadian dollar. Our financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities are carried at cost which approximates their fair value because of the short-term maturity of these instruments.

Year 2000

     Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the year 2000 problem. We have not incurred and nor do we expect to suffer any Year 2000 problems.

                                   BUSINESS

Overview

     We, together with our subsidiaries, are positioning ourselves to take advantage of what we believe is one of the most significant trends in business today: the adoption of a complete, e-business strategy using XML (eXtensible Markup Language) by global businesses. XML is a markup language that is able to add structure, intelligence and content identification to information on the Internet or Intranets. By being able to attract and retain persons who are at the forefront of XML technology, we have been able to identify and develop several commercial products and services that will enable us to exploit the XML opportunities. Our primary objective is to assist businesses in their effort to migrate from HTML to XML. There is an emerging market for XML-based tools such as our search engine and other e-commerce products which will be targeted and served by our XML specialists.

About XML

     Previously Web pages have been written on HTML (HyperText Mark-up Language). HTML is essentially a presentation technology, concerned with how a browser should arrange text and graphics on a page.

     HTML was never designed or intended to accommodate the complexity and quantity of information on the Web. HTML browsers cannot identify or determine the meaning of a word or presentation on a page. For example, if you were looking for a book authored by a person named "Gold," you may search terms such as "gold" and "book." Yet, an HTML browser cannot differentiate between "books by Gold" and "books about gold" and therefore might present the searcher with irrelevant information.

     In response to this acknowledged difficulty, the World Wide Web Consortium ("W3C"), the industry association that promotes standards for the evolution of the Web, defined a new mark-up standard known as XML. XML is a very simple and flexible text format which, like HTML, is tag based and saves its information in plain text files. However, while HTML defines a set of tags used for formatting and displaying text, XML defines a set of tags used for representing text as pieces of information. XML was originally designed to meet the challenges of large-scale electronic publishing. However, with new XML tools, products and services being introduced, we believe that the greatest potential for XML will be related to business-to-business applications and, in particular, order processing and order fulfillment.

     XML allows individual users to easily customize the presentation of their data to meet their specific needs. XML overcomes the limitation of HTML in that it:

     * Provides metadata, or data about information, that will help people find information and help information producers and users find each other.

     * Delivers information to users in a form that allows automatic processing after receipt.

     *    Enables media independent international electronic publishing.

     *    Makes it easy for users to process data using inexpensive software.

     *    Allows users to display information in any form.

     The advantages flow from the fact that XML allows each writer to define the tags that mark up and identify the type of data contained in a particular document. Commerce on the Internet is undergoing global changes, including a shift in mark-up language technology. HTML based e-commerce systems have severe limitations in terms of portability, data recognition and integration with back-end systems, and generally fail to provide a streamlined client-friendly approach to e-commerce. XML addresses these limitations, primarily through its inherent extensibility and is therefore ideal for creating industry wide shopping systems.

Business strategy

Our marketing strategy

     We intend to pursue the global business-to-business e-commerce market
with our search engine and software tools.   Our initial marketing strategy
will focus on forming partnerships and affiliations with leading software and XML companies.

     GoXML.com marketing strategy

     * Corporate Partnerships and Affiliations. We are developing strategic alliances with businesses offering complementary software; for example, database vendors, and related services and system integrators.

     * License GoXML. We will target companies in industry segments, such as publishing and education, that need to search for information from many disparate sources. We believe that these companies are likely to be early adopters of XML and they will find it more cost effective to license a search engine than develop one. Direct sales, telesales and e-support for the marketing campaign form the basis of our licensing strategy.

     * Develop the convert2xml.com Website. This Website will be an important source of technical information, instructions and tutorials on how to write XML and will provide free software for converting simple HTML to XML.

     * XSLT.com. We developed this Website to advance XSLT and promote technical contributions. XSLT is at the recommendation stage of the W3C and is expected to become the dominant language for template-based stylizing of XML documents.

     XCHG marketing strategy

     The end-users for our XML CommercePro software are small and medium e-commerce businesses seeking an XML-enabled e-commerce solution. In order to effectively reach such businesses, we market XML CommercePro to e-commerce hosting businesses, such as ISP's, ASP's and server farms that have multiple e-commerce clients. By using XML CommercePro, the hosting businesses offer their clients the ability to XML-enable their e-commerce websites.

     Our sales and marketing approach combines direct sales through our Seattle and Vancouver offices with a web presence at our CartNetwork site. The basic software for XML CommercePro is available as a free download at the CartNetwork site allowing both web hosting businesses and end-users to sample the software before committing to a purchase.

     XML CommercePro marketing strategy

     By allowing free downloads (averaging 140 per week) of the LeCart shopping cart program, we believe that we will expose our XML CommercePro to its intended audience of small to medium e-commerce providers. XML CommercePro is XML enabled and appeals to individuals and corporations that want to be able to sell online and utilize our XML e-commerce solution. The product is currently being re-branded to focus on the XML capability of the product as well as to use it as a link to the Goxml.com site and to promote our core XML products.

Our strategic relationships

     We have developed (both formal and informal) relationships with many of the leading XML firms and we are also maintaining an active role in associations and industry consortiums that are considered leaders in the development of XML standards.

     Corporate relationships

     We have agreements or are in negotiation with a number of major software companies for the exchange and cross-license of XML applications. We consider the creation and maintenance of these relationships to be important to our business development and future success.

     Standards associations

     * XML EDI. This is a consortium of over 1,500 of the world's leading technology-based companies co-founded and directed by David Webber, one of our Directors. Its purpose is to promote the exchange of information and technology among participants in the XML-EDI industry.

     * ebXML. This is an association sponsored by the United Nations and OASIS whose mandate is to develop standards for businesses to use the Internet for the exchange of data and e-commerce and business-to-business transactions using XML. Duane Nickull, our President, is Editor of the Technical Architectural Committee of ebXML.

     *    OASIS.   OASIS is a non-profit international consortium of users and vendors dedicated to the promotion of open specifications for the exchange of structured data. It is focused on the definition and implementation of XML communication.

Products

     We have developed and are using our proprietary technology to commercialize a suite of applications for e-business to help companies convert from HTML to XML. We believe that this technology, together with technology we currently have under development, will allow existing businesses to successfully adopt XML database structures:

     * GoXML.com -- is, we believe, the first context XML search engine, allowing users to search for terms according to the type of information they are looking for. Version 1.0 of GoXML was launched in July 1999 and was designed to handle over 60 million documents. It is based on our proprietary technology that is patent pending, and uses a proprietary spidering program that scans the Internet to find and index XML data. The next release, expected in March 2000, is designed to handle up to 200 million complex documents. One application for the search engine product is for corporate intranets of companies that have already converted databases to XML. The Internet-based version of the search engine has been showcasing our technology since July 1999.

     * expressXCHG -- is a patented data transformation tool under final development that allows direct interface between different systems including EDI, HTML, EDIFACT / X12, SAP BAPIs. We are developing expressXCHG to be able to effect the conversion between all of these standards and XML. We believe this to be a key component to the migration and interchange of business data on the Internet.

     * XML CommercePro -- is an XML enabled multi-user shopping cart system designed for ISPs (Internet Service Providers), CSPs (Commerce Service Providers) and ASPs (Application Service Providers). It was first launched in June 1999 but one of its components, LeCart, has been commercially available since September 1998. Its setup-once, run-anywhere design means it not only enables hosted clients' websites for e-commerce, but any website on the Internet as well. The software has a simple browser-based administration interface which will allow users to sign up manually or online, thereby becoming e-commerce enabled immediately.

     * XML Data Conversions -- XML Global is developing solutions to enable Websites to seamlessly integrate an XML-based solution into their Web presence. One such solution is eXtensible Object Server Pages
          (XOSP). XOSP is the XML equivalent to the ASP (Active Server Pages) standard which was developed by Microsoft. This software allows web masters and ISPs to mark up HTML documents with XML, thus providing all of the retrieval benefits of XML to HTML documents. XOSP will be used along with our other tools to develop other XML-based business applications.

Competition in general

Competition with GoXML search engine

     Our competition comes from a variety of companies who have adopted XML and are using various XML based products for commercial purposes:

     Private search engines

     * Sequoia Software has what we believe to be the only other pure XML search engine which is called "Xdex." This is for use in intranet applications with very small businesses. To our knowledge, the product has not yet been commercially launched.

     * Inktomi has an HTML search engine created at the University of California at Berkeley. It develops and markets software design for Internet infrastructure and media companies. It works with leading companies including America On Line, British Telecommunications, Cnet, Excite@Home, Intel, Microsoft, Real Networks, Sun Microsystems and Yahoo. The Inktomi search engine is licensed to both public search portals and private corporations for their intranets. There is no public portal for a direct query of the Inktomi index directly. We believe that Inktomi is the industry leader in search engine licensing. Based on published reports, it reported 1999 revenues of $71,000,000 and handled 2.9 billion queries in the fourth quarter alone.

     * Ultraseek, as a division of Go.com (a Disney company), launched its Ultraseek server in 1997 and now claims customers such as Sun Microsystems, 3Com and Ericsson. Ultraseek's 3.0 version provides support for indexing and search of XML documents. They have modified their HTML search engine to recognize XML documents. Ultraseek is not actively marketed and, to our knowledge, is not a context-based search engine.

     * IBM, like Ultraseek, has modified an existing HTML search tool to accommodate XML documents. This product has not been commercially launched to date.

     Commercial search engines

     We believe that our GoXML.com search engine will compete with the large Web-based search portals. To date, there are not a sufficient number of XML documents to make a commercial Internet XML portal competitive with HTML search portals. However, we believe that we ultimately may compete with the larger HTML based search portals such as Alta Vista, Ask Geeves, Excite, Go.com, Goto.com, Google, HotBot, Look Smart, Snap and Yahoo.

Competition with expressXCHG

     Several companies have developed XML/EDI translation systems that compete with our expressXCHG transformation software:

     * XML Solutions offers its XEDI translator which can convert EDI documents to XML documents for transmission over the public Internet or private networks.

     * EComXML offers secure EDI/Backoffice integration. Its EComTalk Server is a secure e-commerce gateway for the exchange of transaction documents.

     * IBM has recently moved into a beta testing stage for its new EDI to XML translator. When fully deployed, IBM has estimated substantial savings for its internal systems resulting from a broad implementation of this translator.

Competition with XML CommercePro

     There are many e-commerce shopping cart programs available for sale, and a growing number available for free on the Internet. Although certain of these programs directly compete with our bolt-on capability, none of these programs, we believe, compete with us in being able to input and output XML product data. We intend to continue to sell and license our product to be sublicensed, in many cases at very competitive prices. If the use of XML increases and e-commerce applications begin utilizing XML, we would expect to experience increased competition.

Intellectual property

     Patents and licenses

     We have filed a 51 point patent with the United States Patent and Trademark Office on our XML search engine and are in the process of preparing two other patents relating to our proprietary technologies. We also have a perpetual worldwide exclusive license to use and sublicense and make, use and sell products based on the expressXCHG technology, including, without limitation, the patented "expressXCHG" software. No assurance can be given that any patent will be issued or that the scope of any patent protection will exclude competitors or that any patent, if issued, will be held valid if subsequently challenged.

     Other intellectual property

     As we discussed under the section "Risk Factors," we have applied with the United States Patent and Trademark Office to register the following trademarks:

     *    GoXML
     *    XOSP
     *    XHML
     *    LeCart
     *    XOP

In addition we have registered the following domain names:

     *    www.goxml.com
     *    www.lecart.com
     *    www.cartnetwork.com.
     *    www.cartnetwork.net
     *    www.convert2xml.com
     *    www.findxml.com
     *    www.xslt.com
     *    www.xosp.com
     *    www.xosp.net
     *    www.xosp.org
     *    www.walkaboutwebs.com
     *    www.xmldirectory.com

While we have applied for registration of the foregoing trademarks and registered domain names in an effort to protect them, we cannot be sure of the nature or extent of the protection afforded, since trademark registration does not assure any enforceable rights under many circumstances and there exists significant uncertainty surrounding legal protections of domain names.

     In addition, we try to protect our software, to the extent not patentable, by registering copyrights of the source code. However, there can be no assurance that any steps that we take in this regard will be adequate to deter misappropriation of our proprietary rights or independent third parties developing functionally equivalent products. Despite our precautions, unauthorized parties may attempt to engineer, reverse engineer, copy, or obtain and use our products or other information.

     Although we believe that our products do not infringe on the intellectual property rights of others, there can be no assurance that an infringement claim will not be asserted against us in the future. The prosecution or defense of any intellectual property litigation can be extremely expensive and would place a material burden upon our working capital.

Research and development

     We have one full time employee devoted to software research and development and website development. This person is a software engineer and architect. In the period ended June 30, 1999, and the nine months ended March 31, 2000, we expended approximately $49,800 and $504,000, respectively, for research and development costs related to our products.

Employees

     We have 21 full time employees who are located at our principal office in Vancouver, British Columbia. In addition, we also have an additional labor pool consisting of contract professionals that are hired on a part-time basis.

Facilities

     Our principal executive offices are located in Vancouver, British Columbia. This office consists of approximately 4,800 square feet which we hold on an 18 month lease including renewal options expiring 2001. Our monthly rent is $5,500, with triple net adjustments. We have agreed to move into new premises consisting of 6,800 square feet which we will hold on a five-year lease starting on June 1, 2000 with a monthly rent beginning at $4,700 and increasing to $5,500 after two years with triple net adjustments and a total commitment, including deposits and excluding operating costs, of $268,500.

     Our Seattle, Washington office consists of 500 square feet which we occupy on a month-to-month basis. The monthly rent at that location is $350, including common area costs.

Legal proceedings

     A German company, Software AG has a website using the title "Go-XML" which we believe violates our pending "GoXML" trademark. We have exchanged correspondence with Software AG but have not initiated legal proceedings. At the date of this report, there are no pending legal proceedings in which we are a party and, with the exception of the Software AG matter, we are not aware of any threatened legal proceedings.

                            CORPORATE ORGANIZATION

     Our Company is comprised of a series of corporations organized in a multi-tiered arrangement depicted in the following schematic:


          XML - Global Technologies, Inc.
                    (Colorado)
          -------------------------------
          100% |              40%  |
               |                   |
XML Technologies, Inc.        DataXchg, Inc.   -----   David Webber
     (Nevada)  |                (Delaware)      60%
               |
          100% |
               |
XML Global Research, Inc.
(British Columbia, Canada)
               |
          100% |
               |
Walkabout Website Designs, Ltd.
(British Columbia, Canada)


     The functions and relationships of these entities to one another can be summarized as follows:

     * XML - Global Technologies, Inc., a Colorado corporation, ("XML Global") is the parent corporation whose shares of common stock are registered under the Exchange Act. XML Global is primarily involved in capital formation and marketing and sales efforts for the Company's products. In addition, it holds intellectual property rights, including trademark registration applications, our pending patent applications and an exclusive license from DataXchg, Inc. to market the Xchg product to end users. In addition, upon completion of the merger of XML Nevada with and into XML Global (described below), XML Global will hold all intellectual property and other technology rights previously held by XML Nevada, including, without limitation, the pending patents and patent applications in preparation. XML Global has a professional services agreement with XML Research (described below) pursuant to which XML Global has been assigned the right to all technology and intellectual property rights owned by XML Research.

     * XML Technologies, Inc., a Nevada corporation, ("XML Nevada") is a wholly owned subsidiary of XML Global. Founded in 1999, XML Nevada holds the assignment of all of the past and future intellectual property rights developed by our technology founders, Duane Nickull, Matthew MacKenzie, Jamie Hoglund and Michael Palethorpe, including the pending patent and agreement with XML Research described above. XML Nevada was acquired by XML Global in a reorganization in August 1999. In that transaction, the shareholders of XML Nevada were issued 12,500,000 shares of our common stock in exchange for 100% of the outstanding common stock of XML Nevada. As a result of this share exchange, the shareholders of XML Nevada acquired 63% of our total outstanding shares.

     * XML Global Research, Inc., a British Columbia corporation, ("XML Research") is a wholly-owned British Columbian subsidiary of XML Nevada. XML Research performs the technology research and
          development under contract with XML Nevada.   XML Research operates
          out of its Vancouver, British Columbia offices and was created to ensure that the intellectual property developed by the Company's Canadian-based technology employees is made available to and owned by XML Nevada.

     * Walkabout Website Designs, Ltd., a British Columbia corporation, ("Walkabout") was acquired by XML Research in May 1999 in order to obtain a client base to be used for beta testing of its technology. At the present time, Walkabout has no separate employees, offices or corporate functions.

     * DataXchg, Inc., a Delaware corporation, ("DataXchg") was formed by XML Global and David Webber, a director of the Company in October 1999. DataXchg is 40% owned by XML Global and 60% owned by David Webber. In exchange for 60% of the outstanding shares of DataXchg, David Webber assigned to DataXchg all of his right, title and interest in and to the intellectual property rights and underlying technology owned, developed or conceived of by them pertaining to business-to-business solutions and EDI and XML-EDI solutions, including, without limitation, the e-business solutions known as "BizTokens" and the software product known as "Xchg", which offers the ability to convert standard EDI documents into XML format. DataXchg has also granted to XML Global an exclusive perpetual worldwide license to use and sublicense and make, use and sell products based on the technology and associated intellectual property rights owned by DataXchg, in consideration for which XML Global will pay DataXchg a variable royalty depending upon the product and configuration of the technology sold. For sales comprised solely of the sale or license of products based on technology owned by DataXchg or jointly developed by XML Global and DataXchg, DataXchg will receive a royalty equal to 80% of the net sales price. On other product sales derived in whole or in part from technology acquired or licensed from third parties, DataXchg will only receive a 20% royalty payment. We have entered into an agreement to purchase the remaining 60% of DataXchg, Inc. in exchange for 1,000,000 shares of common stock.

     We plan to simplify our corporate organization by completing two statutory mergers: the merger of XML Nevada with and into XML Global, with XML Global to be the surviving entity; and the merger of Walkabout with and into XML Research, with XML Research to be the surviving corporation. The effect of these mergers will be to consolidate all of our intellectual property and other technology rights, and marketing and sales activity, in XML Global. XML Research will continue to perform technology research and development functions under its agreement with XML Nevada which XML Global will succeed to as a result of the merger.

                                  MANAGEMENT

Directors, executive officers and key employees

     Our executive officers, key employees and outside Directors and their respective ages and positions are set forth below:


Name                     Age       Position
--------------------     ----      -------------------------------

Peter Shandro            56        Chairman of the Board, Chief Executive
                                   Office and Director
Duane Nickull            36        President and Director
Simon Anderson           39        Chief Financial Officer and Director
Matt MacKenzie           22        Vice President Research and Development
Jamie Hoglund            29        Vice President E-Commerce
David Webber             46        Director


     Peter Shandro has been our CEO and a Director since June 1999. He was an initial founder of XML Technologies, Inc., the Nevada corporation, and supervised its reorganization with the Company in August 1999. From 1970 to 1982, he was a Partner and Vice President of Marketing with FMH Canada, Ltd., a leisure products distribution company. Since 1992, through his privately owned companies, Noram Capital Partners and Wes-Sport Holdings, Ltd., he has arranged private debt and equity as well as bank financing for both public and private companies. He is currently the owner, President and Director of Spectrum BioTech, Inc., a private company that holds the patents to a unique self-destructing safety syringe. This company is not currently active. He is also a partner in Production Finance, Inc., a merchant trade finance company specializing in financing companies in the leisure and lifestyle products industry. From 1982 to 1991, he provided management and marketing services for Noram Recreation, Ltd., a company engaged in the development, financing and operation of eight aquatic recreation businesses.

     Duane Nickull has been our President and Director since August 1999. He has worked with computers for 19 years and is a certified level 2 HTML Designer with application skills in Javascript and DHTML. Prior to helping form and organize XML, from 1986 to 1999 he was President of Nickull-Dowdall Sales, Ltd., a cosmetics manufacturer.

     Simon Anderson has been Chief Financial Officer and Director since June 1999. Mr. Anderson is also a 50% owner and Vice President of MCSI Consulting Services Inc. from 1996 to present, to which he devotes about half of his time and attention. Mr. Anderson is both a Chartered Accountant and a Chartered Business Valuator and was a partner with BDO Dunwoody, an international accounting and consulting firm, where he specialized in mergers, acquisitions and valuations. From 1999 to the present, he has been a director of mv Video, a Vancouver-based post production facility. From 1999 to 2000 he was Treasurer of MC2 Learning Systems, Inc. He was also a director of Tradewind Communications, Ltd. from March 1997 to June 1999 and a director of Flexemessaging.com, Inc. from March 1999 to June 1999. Mr. Anderson received a Bachelor of Commerce in Accounting and Management Information Systems from the University of British Columbia in May 1983 and became a chartered accountant upon graduation from the Institute of Chartered Accountants in British Columbia in 1986. He is also a graduate and lecturer at the Canadian Institute of Charter Business Valuators and a lecturer with the American Society of Appraisers.

     Matthew MacKenzie has been our Vice President of Research and Development since August 1999. Mr. MacKenzie attended the University of New Brunswick from September 1996 to April 1999, majoring in Sociology.

     Jamie Hoglund has been our Vice President of E-Commerce since August 1999 and a Director of XML Nevada since August 1999. Mr. Hoglund developed his software programming skills through independent study and work.

     David R. R. Webber has been a Vice President of DataXchg and Director of the Company since October 1999. Mr. Webber is co-founder of the XML/EDI Group, a consortium which provides technical support to the advancement of XML/EDI technologies as an emerging worldwide standard. In January 1999, he founded Gnosis, Inc., a computer consulting firm which he continues to serve as President. From January 1997 to January 1999, he was a Senior Engineer with Elumen Solutions, a health care management information systems firm. From September 1994 to January 1997, he was Project Manager for LNK Corporation, an information technology research firm. From March 1994 to September 1994, he was an EDI specialist with DynCorpViar. Mr. Webber has a degree in Physics with Computing from the University of Kent at Canterbury which was received in 1976.

     No family relationship exists between any of our directors and/or executive officers.

     Our directors each serve for a term of one year and are elected at each annual meeting of our shareholders.

     Currently, we do not have standing Audit, Compensation or Nominating Committees of the Board of Directors. During this fiscal 2000, we do plan to form an Audit Committee. No member of the Audit Committee will receive any additional compensation for his service as a member of that Committee and members of this committee will be primarily comprised of non-officer directors. The Audit Committee will be responsible for providing assurance that financial disclosures made by management reasonably portray our financial condition, results of operations, plan and long-term commitments. To accomplish this, the Audit Committee will oversee the external audit coverage, including the annual nomination of the independent public accountants, review accounting policies and policy decisions, review the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions, inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management, review with management the Management's Discussion and Analysis section of the Annual Report, review the letter of management representations given to the independent public accountants, meet privately with the independent public accountants to discuss all pertinent matters, and report regularly to the Board of Directors regarding its activities.

     We also plan to form a Compensation Committee during fiscal 2000. No member of the Compensation Committee will receive any additional compensation for his service as a member of that Committee. The Compensation Committee will be responsible for reviewing pertinent data and making recommendations with respect to compensation standards for our executive officers, including the President and Chief Executive Officer, establishing guidelines and making recommendations for the implementation of management incentive compensation plans, reviewing the performance of the President and CEO, establishing guidelines and standards for the grant of incentive stock options to key employees under our Equity Incentive Plan, and reporting regularly to our Board of Directors with respect to its recommendations.

Advisory Board

     In February 2000, our Board of Directors authorized the establishment of an Advisory Board whose members consist of persons who possess particular expertise in one or more disciplines that we believe are relevant to our strategic plan, business development and core technologies. To date, two persons have agreed to serve as members of the Advisory Board: Scott Briggs and Mark Van der Griend. The members of the Advisory Board do not exercise or possess any of the authority of members of our Board of Directors, but are merely advisors to our board.

1999 Equity Incentive Plan

     On September 15, 1999, the Board of Directors authorized, and on October 19, 1999, our stockholders approved, the 1999 Equity Incentive Plan for our executive and other employees, plus a limited number of outside consultants and advisors. Under the Equity Incentive Plan, our employees, outside consultants and advisors may receive awards of non-qualified options and incentive options, stock appreciation rights or restricted stock. A maximum of 4,000,000 shares of our common stock are subject to the Equity Incentive Plan. As of the date of this Memorandum, no stock appreciation rights or restricted stock has been granted under the Equity Incentive Plan, and options to purchase 1,165,000 shares of our common stock have been granted, including options to purchase 125,000 shares which have been granted to our non-employee director and 60,000 options granted to members of our Advisory Board. To date, no restricted shares have been issued pursuant to the Plan. The purpose of the Equity Incentive Plan is to provide employees, including our officers and employee Directors, and non-employee consultants and advisors, with an increased incentive to make significant and extraordinary contributions to our long-term performance and growth, to join their interests with the interests of our shareholders, and to facilitate attracting and retaining employees of exceptional ability.

     The Equity Incentive Plan may be administered by the Board, or in the Board's sole discretion by the Compensation Committee of the Board or such other committee as may be specified by the Board to perform the functions and duties of the Committee under the Equity Incentive Plan. Subject to the provisions of the Equity Incentive Plan, the Committee and the Board shall determine, from those eligible to be participants in the Plan, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock option, stock appreciation rights and restricted stock.

     Under the Equity Incentive Plan, in the event there occurs a change of control of the company, all outstanding and unexercised options granted to our key employees, officers, directors and consultants will at once become immediately vested and exercisable. This provision of the Plan could deter suitors from seeking business combinations with us that might otherwise be beneficial to our shareholders.

Director compensation

     Under our Equity Incentive Plan, upon their election to our Board of Directors, non-employee directors are entitled to receive a grant of non-qualified stock options exercisable to purchase 125,000 shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant.

Executive compensation

     The following table and discussions summarizes all compensation earned by or paid to our Chief Executive Officer ("CEO") and the other most highly compensated executive officers for all services rendered in all capacities to us and our subsidiaries for each of our last three fiscal years. However, no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus is less than $100,000.

                                      TABLE 1
                            SUMMARY COMPENSATION TABLE
                                                                           Long Term Compensation
                                                                   ----------------------------------
                                    Annual Compensation(1)              Awards                Payouts
                                  --------------------------      -------------------         ---------
                                                      Other                                                 All
                                                     Annual      Restricted                               Other
Name and                                             Compen-        Stock                       LTIP     Compen-
Principal                Year     Salary    Bonus    sation       Award(s)     Options/       Payouts      sation
Position                 Year       ($)      ($)     ($)(2)          ($)        SARs            ($)         ($)
---------------         -------  --------   -----   ---------    ----------   --------        -------      ------

Peter Shandro, CEO        1999    $96,000     -0-       -0-         -0-       125,000            -0-        -0-


Employment agreements

     To date, we do not have any written employment agreements with any of our key personnel. It is our intent to enter into such agreements with our key employees: Messrs. Shandro, Nickull, MacKenzie and Hoglund, as soon as possible.

     We have entered into lock-up and vesting agreements with certain key personnel pursuant to which their shares of common stock are subject to vesting over a two year period ending August 2001. It is our intent that these agreements will provide additional incentive to those employees to continue devoting their efforts and resources to our success until such time as their shares of our common stock have become fully vested.

Indemnification and limitation on liability of directors

     Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the former or present official position of the person, which indemnity extends to any judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founders - XML - Global

     When we were first organized in 1991, we issued a total of 500,000 shares of our common stock to a total of 11 investors in consideration of a purchase price of $.0003 per share. The following sets forth the names and the number of shares received by persons who would be considered promoters:


               Name                          Number of Shares(1)
               -------------------           ------------------

               Matthew J. Kavanaugh               2,550,000
               Terry Whiteside                      500,000
               Marshal Griffin                      500,000
               Equitas Corp.                        900,000


------------------

(1) Giving retroactive effect to a 10-for-1 forward split which occurred in August 1999.

Founders - XML Nevada; the reorganization

     In May 1999, XML Nevada was organized through the issuance of 12,500,000 shares of common stock and the simultaneous acquisition of certain intellectual property and other assets. XML Nevada also formed a wholly owned subsidiary, XML Research, which in turn acquired 100% of the outstanding stock of Walkabout Websites. The purpose of these transactions was to consolidate all of the intellectual property and other assets contributed by Messrs. Nickull, MacKenzie, Hoglund and Palethorpe into one entity, XML Nevada. The persons who would be deemed founders of XML Nevada, and the number of shares of common stock received by each, is set forth below:


                         Name           Number of Shares
               ---------------------    ----------------

               Duane Nickull                 2,000,000 *
               Matt MacKenzie                1,500,000 *
               Jamie Hoglund                 1,500,000 *
               Peter Shandro                   735,000
               Simon Anderson                  200,000
               Michael Palethorpe              200,000 **

------------------------

*    Subject to vesting agreements over a two year period ending August 2001.
** Mr. Palethorpe left the Company in February 2000 and surrendered 600,000 of his shares for cancellation.

     In August 1999, XML Global (then known as International Capital Funding, Inc.) acquired 100% of the issued and outstanding shares of common stock of XML Nevada. In that transaction, all 12,500,000 shares of XML Nevada were exchanged on a one-for-one basis for 12,500,000 shares of XML Global, which then represented approximately 63% of the total issued and outstanding shares of common stock of XML Global.

DataXchg, Inc.

     In 1999, we formed and organized a new company called DataXchg, Inc.
40% of the equity securities of DataXchg, Inc. is held by us and 60% is held by David Webber. At that time, David Webber also became a member of our Board of Directors and a consultant.

     Upon its organization, David Webber assigned to DataXchg, Inc. all of the patents, patent rights and other intellectual property owned by them related to the Xchg product, an e-business to e-business interchange solution that permits the conversion of standard EDI documents into an XML format. As part of the arrangement, DataXchg, Inc. granted to XML Global an exclusive worldwide license to market, sell and sublicense the Xchg product to end users, for which DataXchg, Inc. is entitled to a variable royalty depending upon the nature and configuration of the product marketed and sold.

     We have entered into an agreement to purchase the remaining 60% of DataXchg, Inc. in exchange for the issuance of 1,000,000 shares of our common stock.

XML Fund

     In January 2000, we sold to XML Fund a total of 500,000 Units of our securities at a price of $2.00 per Unit, for a total cash consideration of $1,000,000. Each Unit consisted of two shares of our common stock, one Warrant exercisable for three years to purchase an additional share of common stock at an exercise price of $2.00 per share, and a second Warrant exercisable for 60 days to purchase an additional share of our common stock at an exercise price of $.07 per share. In March 2000, XML Fund exercised warrants to purchase 500,000 shares of our common stock at an exercise price of $.07 per share.
The managing partner of XMLFund, David Pool agreed to become a member of our Board of Directors subject to our obtaining directors and officers liability insurance. In addition, XML Fund was granted a limited preemptive right on certain future financings that we may undertake. By virtue of this limited preemptive right, XML Fund purchased in April 2000 100,000 units at a price of $1.00 per unit, each unit consisting of one share of our common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. Further, pursuant to the preemptive right, in April 2000 XML Fund purchased 8.5 units at a price of $75,000 per unit, each unit consisting of 50,000 shares of our common stock and warrants exercisable to purchase an additional 50,000 shares of our common stock for 18 months at an initial exercise price of $4.00 per share. This preemptive right will terminate upon our completion of an initial public offering.

            SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of our common stock by each person who beneficially owns more than 5% of the common stock; by each of our executive officers named in the Management section; by each of our Directors; and by all executive officers and Directors as a group. The table shows the number of shares owned as of April 1, 2000 and the percentage of outstanding common stock owned as of April 1, 2000, and after the closing of this Offering. Unless otherwise indicated, we believe all persons in the table have sole voting and investment power for all shares beneficially owned by them. (1)

                                                  Percentage of Outstanding
                                                        Shares Owned(2)
                                                  -------------------------
                              Number of Shares
                              of Common Stock
 Name and Address              Beneficially                 Current
of Beneficial Owner                Owned                 (as of 4/1/00)
-------------------           -----------------   -------------------------

Duane Nickull (4)             2,125,000                7.8%

Peter Shandro (4)               860,000                3.1%

Simon Anderson (4)              325,000                1.2%

Matt MacKenzie (4)            1,625,000                5.9%

Jamie Hoglund (4)             1,600,000                5.9%

Matthew J. Kavanaugh          1,950,000                7.2%

XML Fund, LLC (5)
777 108th Avenue, N.E.
Suite 1800
Bellevue, WA  98004           3,050,000                11.0%

All Officers and Directors
as a Group(5 persons)(6)      6,535,000                23.9%


-------------------

(1) Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) The percentages shown are calculated based upon 26,505,000 shares of common stock outstanding on May 15, 2000. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 1, 2000 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3) Unless otherwise stated, the beneficial owner's address is 1038 Homer Street, Vancouver, British Columbia V6B 2W9 Canada.

(4) We have granted options to purchase shares of our common stock to our executive officers. Mr. Nickull was granted options to purchase 125,000 shares, Mr. Shandro was granted options to purchase 125,000, Mr.
     Anderson was granted options to purchase 125,000 shares, Mr. MacKenzie was granted options to purchase 125,000 shares and Mr. Hoglund was granted options to purchase 100,000 shares. The number of shares of common stock shown on the foregoing table as being beneficially owned by each of these persons includes the shares of common stock underlying these options.

(5) Includes Warrants to purchase 500,000 shares of common stock at an exercise price of $2.00 per share, Warrants to purchase an additional 100,000 of common stock at an exercise price of $4.00 per share and Warrants exercisable to purchase an additional 425,000 shares of common stock at an initial exercise price of $4.00 per share until October 6, 2000 and thereafter at an exercise price of $6.00 per share.

(6) Does not give effect to David Pool, the Manager of XML Fund, becoming a director subject to our obtaining directors' and officers' liability insurance. Upon his election and including the securities owned by XML Fund, the directors and officers of the company as a group, consisting of six persons, would be the beneficial owners of 9,585,000 shares, representing 33.7% of the total issued and outstanding shares of our common stock after the Offering.

Lock-up and Vesting Agreements

     Messrs. Nickull, Shandro, MacKenzie and Hoglund have each entered into a Lock-up and Vesting Agreement pursuant to which all of the shares of our common stock which they own are subject to being returned and forfeited if their employment terminates. Under the vesting schedule, their shares will vest on August 29, 2001. Until the shares are vested, they may not be sold. If the person's employment with the company is terminated before the vesting date, all unvested shares will be forfeited and revert to our authorized but unissued shares of common stock.

                              ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

     We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock and common stock warrants to be sold by the Selling Securityholders and issued pursuant to the exercise of the warrants. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement. You can review a copy of the Registration Statement and its exhibits at the public reference rooms maintained by the Commission and on the Commission's website as described above.

                              SELLING SECURITYHOLDERS

     The Selling Securityholders are offering to sell 24,335,000 shares of our common stock. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted.

     Of the securities being offered, (i) 5,000,000 shares of common stock are being offered by Selling Securityholders who were the original shareholders of ICF prior to the reverse merger and reorganization, and their assignees, (ii) 2,330,000 shares of common stock and warrants to purchase an additional 2,330,000 shares of common stock were sold in a private offering which closed in August 1999, (iii) warrants to purchase 200,000 shares of common stock were issued to a consultant, (iv) 1,600,000 shares of common stock and warrants to purchase an additional 600,000 shares of common stock were issued to the XML Fund, LLC, an institutional investor, (v) 1,050,000 shares of our common stock and warrants to purchase an additional 1,050,000 shares of our common stock were issued in a private transaction to a private trust and an individual investor, and (vi) 4,625,000 shares of our common stock and warrants to purchase an additional 4,625,000 shares of our common stock were sold to 50 accredited investors in a private offering which was completed in April 2000. In addition, the securities being offered include 462,500 shares of common stock and an additional 462,500 shares of common stock issuable upon exercise of warrants included in 9.25 units of our securities which may be purchased by Westminster Securities Corp. upon exercise of its unit purchase option granted in connection with a private offering which we completed in April 2000.

     The following table lists the Selling Securityholders eligible to sell shares of common stock under this Prospectus, the number of shares beneficially owned by each Selling Securityholder prior to this offering, and the maximum number of shares each Selling Securityholder may sell under this Prospectus.
We will not receive any of the proceeds from the sale of our common stock by the Selling Securityholders. The number of shares owned by each Selling Securityholder after the offering will depend upon the number of shares actually sold by each Selling Securityholder.

                      Number of           Maximum       Number of
                       Shares            Number of        Shares
                     Beneficially       Shares to be   Beneficially
                     Owned Prior           Sold in      Owned After
                     to Offering (1)      Offering       Offering     Percent
                     ---------------    -------------  -------------  -------

Amherst Group        500                500            -0-            0%

AMRO
International,
SA(7)                1,300,000          1,300,000      -0-            0%

Antilles Partners,
 LP(7)               200,000            200,000        -0-            0%

Aspen Gold Group,
 Inc.(7)             50,000             50,000         -0-            0%

Austost Anstalt
Schaan(7)            500,000            500,000        -0-            0%

Glenn Bailey(4)      50,000             50,000         -0-            0%

Balmore, SA(7)       500,000            500,000        -0-            0%

Bank Von Ernst(4)    260,000            260,000        -0-            0%

Banqe Ippa & Associes, 70,000           70,000         -0-            0%
Luxemberg(4)

Banque Julius Baer
& Co.Ltd., Zurich(4) 80,000             80,000         -0-            0%

Bruce Barr(4)        200,000            200,000        -0-            0%

John Barsoli(7)      50,000             50,000         -0-            0%

Chris Battensbury       500            500            -0-            0%

Bayonet Capital,
LLC(7)            1,000,000          1,000,000      -0-            0%

Aleta M. and Layton M.
  Bennett, JTRS(7)   50,000             50,000         -0-            0%

John Bradley         500                500            -0-            0%

Carolyn Brewer       500                500            -0-            0%

Mark Brewer          500                500            -0-            0%

Brewin Nominees
Ltd.(4)              40,000             40,000         -0-            0%

Whitney Briscoe      500                500            -0-            0%

Steve Calandrella    500                500            -0-            0%

Darryl S. Caplan(7)  200,000            200,000        -0-            0%

Vincent Capodanno(7) 100,000            100,000        -0-            0%

Ronald Carlile       500                500            -0-            0%

Susan Carlile        500                500            -0-            0%

Stuart Carmichael    500                500            -0-            0%

Shannon Carthy       1,000              1,000          -0-            0%

Patrick Churchill(4) 120,000            120,000        -0-            0%

Cita Trust Company,
Ltd.(7)              50,000             50,000         -0-            0%

Richard Cober        500                500            -0-            0%

Jonathan Cohen       200,000            200,000        -0-            0%

Credit Suisse
(Guernsey) Ltd.(4)   160,000            160,000        -0-            0%

Crypto Corporation(7)  100,000          100,000        -0-            0%

CSPS, Inc.(7)        100,000            100,000        -0-            0%

Cycad Limited(7)     200,000            200,000        -0-            0%

Mark DeGeorge(7)     50,000             50,000         -0-            0%

Mark DeStefano(7)    50,000              50,000         -0-            0%

Jim Dixon            500                500            -0-            0%

Randy Doherty        500                500            -0-            0%

Thomas Donino(7)     100,000            100,000        -0-            0%

Don Elving           500                500            -0-            0%

Jennifer Enslein
Trust(7)             50,000             50,000         -0-            0%

Equitas Corp.        900,000            900,000        -0-            0%

Karen Ewenson        500                500            -0-            0%

Harry Faircloth      500                500            -0-            0%

Charles Fowler(4)    50,000             50,000         -0-            0%

Scott Bradley Frisoli
(7)                  100,000            100,000        -0-            0%

Golden Securities(4) 400,000            400,000        -0-            0%

Norman Goldstein &
James Jorasch, JTEN
(7)                  50,000             50,000         -0-            0%

Anthony Griffin      10,000             10,000         -0-            0%

Dan Griffin          500                500            -0-            0%

Gayle Griffin        500                500            -0-            0%

Marshal Griffin      500,000            500,000        -0-            0%

George E. Groehsl (7)  50,000           50,000         -0-            0%

Ms. H.R. Griffiths   1,000              1,000          -0-            0%

Rick Griffiths       500                500            -0-            0%

Egbert Hardenbol(4)  70,000             70,000         -0-            0%

Paul Hazlett         500                500            -0-            0%

HB Trading, Inc.(7)  100,000            100,000        -0-            0%

Scott Hean           2,000              2,000          -0-            0%

Alex Herman          250,000            250,000        -0-            0%

Justin Hilbert(4)    50,000             50,000         -0-            0%

Sheila Hirsch        500                500            -0-            0%

Steven Hirsch(7)     100,000            100,000        -0-            0%

Richard Ilich(7)     50,000             50,000         -0-            0%

International
Distribution Corp.(4)  100,000          100,000        -0-            0%

Mike James           500                500            -0-            0%

Debra Jeske          500                500            -0-            0%

T. J. Jesky (7)      50,000             50,000         -0-            0%

Keith Johnson        10,000             10,000         -0-            0%

Matthew J. Kavanaugh 1,950,000          1,950,000      -0-            0%

Brent King           500                500            -0-            0%

Frank L. Kramer (7)  50,000             50,000         -0-            0%

Ross Kramer          500                500            -0-            0%

John Kubiak          500                500            -0-            0%

Laiy, Ltd.           600,000            600,000        -0-            0%

Ken Lee(4)           20,000             20,000         -0-            0%

Jon Lerner (7)       100,000            100,000        -0-            0%

Lloyds Bank PL1(4)   50,000             50,000         -0-            0%

Jim Locke(4)         10,000             10,000         -0-            0%

Daniel Luskind (7)   50,000             50,000         -0-            0%

Eugene & Eileen
Lynch (7)            50,000             50,000         -0-            0%

Mabcrown, Inc.(7)    600,000             600,000        -0-            0%

Magellan International,
Ltd.(7)              200,000            200,000        -0-            0%

John B. Marsala (7)  50,000             50,000         -0-            0%

William Marshall, Jr.
(4)                  200,000            200,000        -0-            0%

Dan McCracken        500                500            -0-            0%

Ian McDougall        500                500            -0-            0%

Rob McKay            500                500            -0-            0%

Joseph P. McKenna    500                500            -0-            0%

Jeffrey McLaughlin
(7)                  50,000             50,000         -0-            0%

Melborne Investment
Ltd.(4)              300,000            300,000        -0-            0%

Stephan Moses(4)     70,000             70,000         -0-            0%

Dale B. Newburg (7)  100,000            100,000        -0-            0%

Arthur J. Niebauer
 (7)                 50,000             50,000         -0-            0%

Rick Nilsson         500                500            -0-            0%

Nottinghill Resources,
Ltd.(4)              1,000,000          1,000,000      -0-            0%

John P. O'Shea (7)   250,000            250,000        -0-            0%

Gene Paul Percudani
 (7)                 50,000             50,000         -0-            0%

Duane Peterson       250,000            250,000        -0-            0%

Christine Platt      1,000              1,000          -0-            0%

Providence Securities
(Bahamas) Ltd.(4)    470,000            470,000        -0-            0%

M. Psarompa(4)       200,000            200,000        -0-            0%

Thomas Relling       500                500            -0-            0%

David J. Ritchie (7) 100,000            100,000        -0-            0%

Mark Robertson (7)   100,000            100,000        -0-            0%

Ropart Investments,
LLC (7)              200,000            200,000        -0-            0%

Mark C. Ross(4)      200,000            200,000        -0-            0%

Christian
Russenberger         100,000            100,000        -0-            0%

Phil Sancken         500                500            -0-            0%

August B. Schwarz (7)  50,000           50,000         -0-            0%

Ralf P. Schwarz (7)  200,000            200,000        -0-            0%

Adam Shandro         1,000              1,000          -0-            0%

Andrew Shandro       500                500            -0-            0%

Matthew Shandro      500                500            -0-            0%

Robert E. Smith      1,000              1,000          -0-            0%

Smithson Ventures (7) 100,000           100,000        -0-            0%

Troy Straith         500                500            -0-            0%

Gary Sukovaty        500                500            -0-            0%

Craig Taubman        500                500            -0-            0%

Gene Taubman         500                500            -0-            0%

Tech-Trade Capital,
LLC (7)              50,000             50,000         -0-            0%

Jay Teitelbaum (7)   100,000            100,000        -0-            0%

Genell Thorn         500                500            -0-            0%

Tomasovich Family
Trust(6)             2,000,000          2,000,000      -0-            0%

Gary Triesman        500                500            -0-            0%

Union Bancaire(4)    170,000            170,000        -0-            0%

Hans van der Griend  500                500            -0-            0%

Mark van der Griend
 (7)                 100,000            100,000        -0-            0%

Vestcom, Ltd.(7)     50,000             50,000         -0-            0%

Willi Vogl           500                500            -0-            0%

Cameron Watt (4)     50,000             50,000         -0-            0%

Willie West, for and
on behalf of
Toucan International
Investments (4)      20,000             20,000         -0-            0%

West Capital &
Associates (7)       100,000            100,000        -0-            0%

Westminster Securities
Corp.(8)             925,000            925,000        -0-            0%

Lane Whiteside       500                500            -0-            0%

Terry Whiteside      500,000            500,000        -0-            0%

E. Evelyn Williamson
(4)                  200,000            200,000        -0-            0%

Ashley Wills         500                500            -0-            0%

John Wills           500                500            -0-            0%

Albert Wouters(4)    50,000             50,000         -0-            0%

XML Fund, LLC(5)     3,050,000          3,050,000      -0-            0%

Louis Zauderer(7)    400,000            400,000        -0-            0%

Scott Ziegler(7)     100,000            100,000        -0-            0%


----------------

(1) The number of shares indicated includes shares acquired directly from us by the Selling Securityholders as well as shares which are issuable upon the exercise of warrants held by the Selling Securityholders.

(2) Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3) The percentages shown are calculated based upon 26,505,000 shares of common stock outstanding on May 15, 2000. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of May 15, 2000 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(4) The selling shareholder was an investor in the Company's private offering which closed in August 1999. In the offering, the selling shareholder purchased for $1.00 a unit consisting of one share of common stock and one warrant exercisable to purchase an additional share of common stock at an exercise price of $4.00 per share.

(5) XML Fund, LLC is a private investment fund whose manager is David Pool. In December 1999, the XML Fund purchased 500,000 units at a price of $2.00 per unit. Mr. Pool has agreed to join our board of directors subject to our obtaining directors and officers liability insurance. As part of its agreement, XML Fund has a preemptive right to subscribe for and purchase its proportionate share of future offerings in order to maintain its percentage equity interest in the Company.

(6) Includes warrants exercisable until December 31, 2000 to purchase 1,000,000 shares of common stock at an exercise price of $4.00 per share.

(7) The selling shareholder was an investor in the Company's private offering which closed in April 2000. In the offering, the selling shareholder purchased for $75,000 units, each unit consisting of 50,000 shares of common stock and 50,000 warrants. The warrants are exercisable until October 2001 to purchase an additional share of common stock, initially at an exercise price of $4.00 per share and beginning October 2000 and thereafter at an exercise price of $6.00 per share. As an investor in the April 2000 private offering, the selling shareholder agreed to the following restriction on resales of securities: Until the earlier of three months following the date of this Prospectus or September 6, 2000, the selling shareholder agreed not to make any sales of our securities. Thereafter, the selling shareholder agreed to limit sales of our securities to 25% of shares of common stock purchased by the selling shareholder in our April 2000 offering during each 90 day period. With respect to shares of common stock which may be acquired by the selling shareholder upon exercise of warrants, the selling shareholder has agreed not to sell those shares of common stock until 30 days after the date of this Prospectus and thereafter limit resales of such shares of common stock to 25% of such shares owned by the selling shareholder during each 90 day period. The selling shareholder agreed not to sell any of our shares of common stock or other securities for a 30 day period beginning the date of this Prospectus; and thereafter the selling shareholder has agreed to limit resales of our securities to 25% of such securities owned by the selling shareholder during each 90 day period.

(8) Consists of shares of common stock issuable upon exercise of an option to buy up to 9.25 of the units sold in our April 2000 offering at a price of $75,000 per unit. Westminster was granted the option as partial consideration of its services as our placement agent in the offering. Does not include 175,000 shares of common stock and 175,000 warrants owned by John P. O'Shea, a principal of Westminster, which he purchased as an investor in our April 2000 private offering.


     We will pay all expenses to register the shares, except that the Selling Securityholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

     We have agreed to indemnify the Selling Securityholders and certain affiliated parties against specified liabilities, including liabilities under the Securities Act, as amended, in connection with this offering. The Selling Securityholders have agreed to indemnify us and our directors and officers, as well as any persons controlling our Company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling our Company, we have been advised that in the opinion of the SEC this kind of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  USE OF PROCEEDS

     We will not receive any proceeds when Selling Securityholders sell shares of common stock under this Prospectus. We have previously received proceeds from the sale of the common stock and warrants and may receive proceeds from the exercise of the warrants.

     If we receive proceeds from the exercise of warrants, it will be used for general working capital purposes.

                               PLAN OF DISTRIBUTION

     This Prospectus covers the sale of shares of common stock pursuant to the exercise of outstanding warrants held by the Selling Securityholders as well as the resale by those Selling Securityholders of additional shares of our common stock which they have already purchased from us. We are not registering the resale of the warrants by the Selling Securityholders.

     Selling Securityholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices or negotiated prices, in one or more of the following kinds of transactions:

     *    Transactions in the over-the-counter market;
     * Transactions on a stock exchange that lists our common stock, or transactions negotiated between Selling Securityholders and purchasers, or otherwise.

     Broker-dealers or agents may purchase shares directly from a Selling Securityholder or sell shares to someone else on behalf of a Selling Securityholder. Broker-dealers may charge commissions to both Selling Securityholders selling common stock, and purchasers buying shares sold by a Selling Securityholder. If a broker buys shares directly from a Selling Securityholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the Selling Securityholder for the resale.

     To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a Prospectus supplement during the time the Selling Securityholders are offering or selling shares covered by this Prospectus in order to add or correct important information about the plan of distribution for the shares.

     In addition to any other applicable laws or regulations, Selling Security-holders must comply with regulations relating to distributions by Selling Securityholders, including Regulation M under the Securities Exchange Act of 1934, as amended.

     Some states may require that registration, exemption from registration or notification requirements be met before Selling Shareholders may sell their common stock. Some states may also require Selling Securityholders to sell their common stock only through broker-dealers.

                             DESCRIPTION OF SECURITIES

Common stock

     We are authorized to issue 500,000,000 shares of common stock, par value $.0001 per share. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of preferred stock by our Articles of Incorporation, as amended, the common stock shall have voting rights on all matters requiring a vote of stockholders, voting together with the holders of preferred stock, as one class. Each share of common stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of common stock unless the same is paid on all shares of common stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the preferred stock, or except as may be provided by the laws of the State of Colorado, the holders of common stock shall have exclusively all other rights of stockholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors. The holders of common stock are entitled to receive dividends if declared by the Board of Directors out of funds legally available for them. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Preferred stock

     We are authorized to issue 100,000,000 shares of preferred stock, par value $.01 per share. Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors. In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the umber of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

     *    The rate of distribution
     * The price at and the terms and conditions on which shares shall be redeemed
     *    The amount payable upon shares for distributions of any kind
     *    Sinking fund provisions for the redemption of shares
     * The terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion
     *    Voting rights except as limited by law

     Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrant

     We have outstanding warrants exercisable to purchase up to 8,905,000 shares of our common stock at prices ranging from $2.00 to $5.00 per share. Holders of the Warrants do not possess any rights as stockholders of the Company. Holders of the Warrants have no voting, preemptive, liquidation or other rights of shareholders, and no dividends will be paid on the Warrants or the shares underlying the Warrants. In the event of our liquidation, dissolution or winding up, the holders of the Warrants will not be entitled to participate in the distribution of our assets.

Transfer agent

     Our transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their telephone number is
(303) 282-5800.

Reports to shareholders

     We intend to furnish annual reports to shareholders which will include audited financial statements reported on by our certified public accountants.
In addition, we may issue unaudited quarterly or other interim reports to shareholders as we deem appropriate. We will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

                                   LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by Neuman & Drennen, LLC of Boulder, Colorado.

                                      EXPERTS

     Our consolidated financial statements as of June 30, 1999 and for the period from May 18, 1999 to June 30, 1999 have been included herein in reliance on the report of Moss Adams, LLP, independent certified public accountants, appearing elsewhere herein, given upon the authority of that firm as experts in auditing and accounting.

                    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


     This index relates to the consolidated financial statements set forth in this Prospectus of XML - Global Technologies, Inc.

Consolidated Financial Statements as of June 30, 1999 and for the Period May 18, 1999 (date of inception) to June 30, 1999

     Independent Auditors' Report of Moss Adams, LLP        F-2

     Consolidated Balance Sheet                             F-3

     Consolidated Statement of Operations                   F-4

     Consolidated Statement of Stockholders' Equity         F-5

     Consolidated Statement of Cash Flows                   F-6

     Notes to Consolidated Financial Statements             F-7

Condensed Consolidated Unaudited Financial Statements as of and for the Three and Nine Month Periods Ended March 31, 2000

     Consolidated Balance Sheets                            F-17

     Consolidated Statements of Operations                  F-18

     Consolidated Statements of Cash Flows                  F-19

     Notes to Consolidated Financial Statements             F-20

                                  Moss-Adams LLP
                           Certified Public Accountants
                        114 West Magnolia Street, Suite 301
                            Bellingham, WA  98225-4318
                    (360) 676-1920 (tel)  (360) 671-5411 (fax)


                           Independent Auditor's Report



To the Board of Directors and Stockholders
XML - Global Technologies, Inc.

We have audited the accompanying consolidated balance sheet of XML - Global Technologies, Inc. and Subsidiaries (a development stage company) as of June 30, 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period May 18, 1999 (date of inception) to June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XML - Global Technologies, Inc. and Subsidiaries as of June 30, 1999, and the results of its operations and its cash flows for the period May 18, 1999 (date of inception) to June 30, 1999 in conformity with generally accepted accounting principles.


MOSS ADAMS LLP

Bellingham, Washington
October 6, 1999, except for Note 1, as to which the date is November 8, 1999

                 XML - Global Technologies, Inc. and Subsidiaries
                           (A Development Stage Company)
                            Consolidated Balance Sheet
                                   June 30, 1999


          ASSETS
          ------
Current Assets
     Cash                                         $    9,581
     Trade accounts receivable                         8,232
     Other receivable                                  3,509
     Prepaid expenses                                  4,658
                                                  ----------
          Total current assets                        25,980
                                                  ----------
Property and Equipment, net                           54,938
Trademarks and Patents                                 7,134
                                                  ----------
     Total Assets                                 $   88,052
                                                  ==========
          LIABILITIES AND STOCKHOLDERS' DEFICIT
          -------------------------------------
Current Liabilities
     Trade accounts payable and accrued
       liabilities                                $   55,182
     Advances due to directors                         8,755
     Note payable                                    135,135
                                                  ----------
          Total liabilities                          199,072
                                                  ----------
Stockholders' Deficit
     Common stock ($.0001 par value, 500,000,000
      shares authorized, 17,500,000 shares issued
      and outstanding)                                1,750
Additional paid-in capital                            8,079
Deficit accumulated during the development stage   (120,849)
                                                  ----------
          Total stockholders' deficit              (111,020)
                                                  ----------

Total Liabilities and Stockholders' Deficit       $  88,052
                                                  ==========

                  See Notes to Consolidated Financial Statements

                 XML - Global Technologies, Inc. and Subsidiaries
                           (A Development Stage Company)
                       Consolidated Statement of Operations
         For the Period May 18, 1999 (Date of Inception) to June 30, 1999




Revenue                                           $    2,137

Operating Expenses
     Research and development                         49,809
     General and administrative                       70,091
     Depreciation                                      3,086
                                                  -----------
          Total operating expenses                   122,986
                                                  -----------

Net Loss Before Provision for Income Taxes          (120,849)
Provision For Income Taxes                               -
                                                  -----------
     Net Loss                                     $ (120,849)
                                                  ===========
Earnings (Loss) Per Share
Basic                                             $    (0.01)
                                                  ===========

Diluted                                           $    (0.01)
                                                  ===========










                  See Notes to Consolidated Financial Statements

                 XML - Global Technologies, Inc. and Subsidiaries
                           (A Development Stage Company)
                  Consolidated Statement of Stockholders' Deficit
         For the Period May 18, 1999 (Date of Inception) to June 30, 1999

                                                        Deficit
                                                       Accumulated
                                           Additional  During the
                 Common Stock               Paid-in    Development
                 Shares         Amount      Capital      Stage      Total

                 -------------  -----------  ----------  -------  ----------
                                                                  <C
                                                                                >

BALANCE, May 18,
  1999 (date of
  inception)               -    $        -   $        -  $    -   $    -

Share issuances   12,500,000         1,250       11,250       -       12,500

Net loss                   -              -           -  (120,849)  (120,849)
Assumption of
  liabilities of
  International
  Capital Funding,
  Inc.             5,000,000            500      (3,171)      -        (2,671)
                  ----------     -----------   ---------   -------  ----------
BALANCE,
  June 30, 1999   17,500,000    $     1,750   $    8,079  $(120,849) $(111,020)
                  ==========     ===========   =========   ========  ==========






                  See Notes to Consolidated Financial Statements

               XML - Global Technologies, Inc. and Subsidiaries
                         (A Development Stage Company)
                     Consolidated Statement of Cash Flows
       For the Period May 18, 1999 (Date of Inception) to June 30, 1999



Increase (Decrease) in Cash
Cash Flows From Operating Activities
     Net loss                                               $    (120,849)
Adjustments to reconcile net loss to net cash used
 in operating activities
     Stock issued in exchange for intellectual property
      rights and for services                                      12,500
     Depreciation                                                   3,086
Changes in operating assets and liabilities
     Trade accounts receivable                                     (1,661)
     Other receivable                                              (3,509)
     Prepaid expenses                                              (4,658)
     Trade accounts payable and accrued liabilities                50,389
     Advances due to directors                                      1,223
                                                                 ---------
     Net cash used in operating activities                        (63,479)
                                                                 ---------
Cash Flows From Investing Activities
     Purchases of property and equipment                          (55,552)
     Acquisition of trademarks and patents                         (7,134)
     Acquisition of subsidiary, net of cash acquired                  611
                                                                 ---------
     Net cash used in investing activities                        (62,075)
                                                                 ---------
Cash Flows From Financing Activities
     Proceeds from issuance of note payable                       135,135
                                                                 ---------
Net Change In Cash                                                  9,581
Cash, beginning of period                                               -
                                                                 ---------
Cash, end of period                                              $  9,581
                                                                 =========
Supplemental Disclosure of Cash Flow Information
     Interest paid                                               $      -
                                                                 =========
     Income taxes paid                                           $      -
                                                                 =========
Supplemental Schedule of Noncash Transaction
     Assumption of liabilities of International
      Capital Funding, Inc.                                      $  2,671
                                                                 =========

                See Notes to Consolidated Financial Statements

               XML - Global Technologies, Inc. and Subsidiaries
                         (A Development Stage Company)
                  Notes to Consolidated Financial Statements
                                 June 30, 1999

Note 1.  Organization, Reverse Acquisition and Subsequent Financing, and
Operations

     Organization and Development Stage Operations
     ---------------------------------------------

     Effective August 27, 1999, XML-Technologies, Inc. (XML-Technologies) and International Capital Funding, Inc. (ICF) entered into an Agreement and Plan of Reorganization (the Agreement). In accordance with the Agreement, the shareholders of XML-Technologies received 12.5 million shares of ICF stock in exchange for the 12.5 million outstanding shares of XML-Technologies. The shareholders of ICF retained 5 million shares in exchange for no assets and the assumption of $2,671 of liabilities of ICF by XML-Technologies. The transaction was accounted for as a recapitalization of XML-Technologies and the accompanying consolidated financial statements present the financial position, results of operations, and cash flows of XML-Technologies.

     ICF was organized in 1991 for the purpose of consummating a merger or acquisition with a private entity. Prior to entering into the Agreement, it had no material amount of assets or liabilities and no operations. Subsequent to completing the Agreement, ICF changed its name to XML-Global Technologies, Inc. (XML-Global Technologies or the Company) and changed its year-end to June 30.

     The capital structure in the accompanying consolidated financial statements reflects a ten for one forward stock split of ICF shares authorized on August 3, 1999 in anticipation of entering into the Agreement. The activity of ICF for the period July 1, 1999 and August 27, 1999 (date of the Agreement) was not significant and will be included in the Company's consolidated financial statements for the three months ended September 30, 1999.

     XML-Technologies is a Nevada corporation organized May 18, 1999 to hold either directly or indirectly all outstanding shares of XML-Global Research, Inc. and Walkabout Website Designs, Ltd., both of which are British Columbia corporations. The Company and its subsidiaries engage in the business of developing internet-based software applications using XML (Extensible Markup Language). XML is an abbreviated version of SGML (Standard General Markup Language), the international standard for defining descriptions of the structure and content of electronic documents.

     For the period May 18, 1999 through June 30, 1999, the Company and its subsidiaries' efforts have been devoted to legal formation; financial planning; recruiting directors, advisors and employees; and raising additional financing. Development stage operations during this period have been financed with a loan from a director of the Company.

     Subsequent Financing
     --------------------

     Concurrent with completing the Agreement, the Company issued 2,330,000 units to investors at $1 per unit for total proceeds of $2,330,000. Costs associated with issuance were not material. Units issued consist of one common share and a purchase warrant entitling the holder to acquire one common share at an exercise price of $4 within the first six months following the issue date, or $6 within the second six months following the issue date. The shares issued are exempt from registration in reliance on Rule 506 of Regulation D of the Securities Act 1933. Net proceeds from the issuance will be used to help fund the Company's working capital needs until such time as development stage operations cease and profitable operations are achieved.

Note 2.  Summary of Significant Accounting Policies

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the accounts of XML-Global Technologies, Inc. and its wholly-owned U. S. and Canadian subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

     Allowance for Doubtful Accounts
     -------------------------------

     The Company considers all trade accounts receivable to be fully collectible. Accordingly, no allowance for doubtful accounts has been recorded.

     Property and Equipment
     ----------------------

     Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Intangible Assets
     -----------------

     Legal costs associated with obtaining and protecting trademarks and patents are capitalized. Once a trademark or patent is perfected, the related costs are amortized over five years using the straight-line method.

     Valuation of Long-Lived Assets
     ------------------------------

     The Company periodically reviews long-lived assets, including identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired and not recoverable. Adjustments are made if the sum of the expected future undiscounted operating cash flows is less than the carrying amount.

     Research and Development Costs
     ------------------------------

     Research and development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, does not materially affect the Company.

     Income Taxes
     ------------

     The Company accounts for income taxes using the liability method. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial and income tax purposes at enacted tax rates. Deferred tax amounts represent the future tax consequences of those differences, which will be either deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company files a consolidated tax return in the United States. It files separate tax returns for each of its Canadian subsidiaries in Canada. Additionally, the Canadian subsidiaries are subject to provincial income taxes in Canada.

     Foreign Currency Translation
     ----------------------------

     All asset and liability accounts of Canadian operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate prevailing during the period. Foreign currency translation adjustments were not material during the period May 18, 1999 (date of inception) to June 30, 1999.

     Earnings Per Share
     ------------------

     The Company reports earnings per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share.

     Segment Information
     -------------------

     The Company reports segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires that reportable segments be designated using a management approach, which relies on the internal organization used by management for making operational decisions and assessing performance. SFAS No. 131 also requires certain disclosures about products and services, geographic areas, and major customers.

     New Accounting Standard
     -----------------------

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Among other provisions, SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those financial instruments at fair value. Accounting for changes in fair value is dependent on the use of the derivatives and whether such use qualifies as hedging activity. The new standard, as amended, becomes effective for the Company in fiscal 2001, and management is currently assessing the impact, if any, it may have on financial position and results of operations.

Note 3.  Mergers and Acquisitions

     XML-Global Research, Inc.
     -------------------------

     Effective May 20, 1999, XML-Technologies, Inc. completed the acquisition of XML-Global Research, Inc. (Global) by purchasing all outstanding shares of common stock of Global for a nominal amount. Global is a British Columbia corporation organized February 4, 1999 for the purpose of engaging in software development. The acquisition has been accounted for using the purchase method of accounting for business combinations. Prior to the acquisition, Global had no significant operations, and no goodwill was recorded in connection with the combination.

     Walkabout Website Designs, Ltd.
     -------------------------------

     Effective May 27, 1999, XML-Global Research, Inc. completed the acquisition of Walkabout Website Designs, Ltd. (Walkabout) by purchasing all outstanding shares of common stock of Walkabout for a nominal amount. Walkabout is a British Columbia corporation organized September 1, 1998 for the purpose of engaging in software development. The acquisition has been accounted for using the purchase method of accounting for business combinations; and, accordingly, the operating results of Walkabout have been included in the Company's financial statements from the date of acquisition. No goodwill was recorded in connection with the combination.

Note 4.  Property and Equipment

     Property and equipment consist of the following:



     Computer hardware                            $50,685
     Office equipment                               7,339
                                                  --------
                                                   58,024
     Accumulated depreciation                      (3,086)
                                                  --------
                                                  $54,938
                                                  ========

Note 5.  Note Payable

     XML-Technologies, Inc. has a $135,000 unsecured note payable to a director of the Company. The note is denominated in Canadian dollars, bears interest at 9.25%, and is due on the earlier of demand or September 30, 1999.

Note 6.  Income Taxes

     The provision for income taxes consists of the following:



     Deferred Canadian federal and provincial
       tax benefit                                $     48,300
     Increase in valuation allowance                   (48,300)
                                                  -------------
                                                  $         -
                                                  =============

     The total provision differs from the amount computed using U.S. federal statutory income tax rates as follows:



     Net loss before provision for income taxes        $(120,849)
     U.S. statutory rate                                      34%
     Tax benefit at statutory rate                       (41,100)
     Excess income tax benefit in Canada                  (7,200)
     Increase in valuation allowance                      48,300
                                                       -----------
                                                       $     -
                                                       ===========

     Tax effects of temporary differences that give rise to deferred tax assets, based on a 40% Canadian tax rate, consist solely of a $48,300 net operating loss carryforward, which expires in 2006. Management currently believes uncertainty exists surrounding realization of the deferred tax asset and has recorded a $48,300 valuation allowance to offset completely the value of the asset.

Note 7.  Earnings per Share

     The numerators and denominators of basic and diluted earnings per share are as follows:



     Numerator - net loss                              $   (120,849)
                                                       =============
     Denominator - weighted average number of shares
       outstanding                                       17,500,000
                                                       =============

     At June 30, 1999, the Company had no potential common shares that would have had a dilutive effect.

Note 8.  Stockholders' Equity

     Preferred Stock
     ---------------

     The Company has 100,000,000 authorized shares of $0.01 par value preferred stock. The Board of Directors may authorize issuance of any number of shares in series and assign specific rights and preferences to each series without limitation. As of June 30, 1999, no shares have been issued.

     Common Stock and Stock Warrants
     -------------------------------

     The Company has a single class of $0.0001 par value common stock. Authorized shares total 500 million. After giving effect to the reverse acquisition discussed in Note 1 and a ten for one stock split authorized on August 3, 1999, the Company has 17.5 million shares outstanding.

     Subsequent to June 30, 1999, and concurrently with the reverse acquisition discussed in Note 1, the Company issued 2,330,000 units to investors at $1.00 per unit for total proceeds of $2,330,000. Costs associated with issuance were not material. Units issued consist of one common share and a purchase warrant entitled the holder to acquire one common share at an exercise price of $4.00 within the first six months following the issue date or $6.00 within the second six months following the issue date. The shares issued are exempt from registration in reliance on Rule 506 of Regulation D of the Securities Act of 1933.

Note 9.  Related Party Transactions

     During the period May 18, 1999 (date of inception) to June 30, 1999, the Company paid $6,100 of management fees to directors and to companies controlled by directors.

Note 10.  Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company places its temporary cash investments with major Canadian financial institutions. The Company extends credit to customers based on evaluation of customers' financial condition and credit history. Collateral is generally not required. Customers include Canadian and U.S. entities engaged in electronic commerce and software development.

Note 11.  Segment and Geographic Information

     The Company's primary operations consist of the development and sale of internet-based software applications and software engineering contracts. Management assesses the operations of its software sales and engineering activities as separate segments. However, through June 30, 1999, the Company's efforts were focused primarily on development stage operations, and no material activities occurred within these segments. Currently, the Company also has no major customers. At June 30, 1999, essentially all of the Company's long lived assets were located in British Columbia, Canada.

Note 12.  Fair Value of Financial Instruments

     The fair values of cash, trade accounts receivable and payable, accrued liabilities, advances due to directors, and note payable all approximate their fair value due to the short-term nature of the instruments.

Note 13.  Year 2000 Issue

     Currently, management is reviewing the Company's software programs and hardware components to determine whether or not modifications will be required to prevent problems related to the Year 2000 Issue. In connection with this process, management is currently making an assessment of potential expense, if any, to be incurred to ensure all of the Company's computer systems and various other subsystems, are Year 2000 compliant.

     Because of the unprecedented nature of the Year 2000 Issue, its effects and the success of related remediation efforts, if any are required, will not be fully determinable until the year 2000 and thereafter. Management cannot assure that the Company is or will be Year 2000 ready, that the Company's remediation efforts will be successful in whole or in part, or that parties with whom the Company does business will be Year 2000 ready.

Note 14. Events Subsequent to the Date of the Independent Auditor's Report (Unaudited)

     Formation of DataXchg, Inc. and Draft Licensing Agreement
     ---------------------------------------------------------

     In October 1999, the Company and one of its non-employee directors, David Webber, co-founded DataXchg, Inc. ("DataXchg"), a Delaware corporation. The Company holds 40% of common shares and David Webber holds the other 60%. In exchange for the shares, the parties agreed to transfer all rights to certain technology and other intellectual property related to certain B2B (Business-to-Business) and XML-EDI (Electronic Data Interchange) solutions. Neither party has an historical cost basis in the assets that were transferred to DataXchg.

     Under the terms of a licensing agreement, DataXchg granted the Company the exclusive right to use, develop, and sublicense the technology and associated intellectual property owned by DataXchg. Pursuant to the license agreement, the Company will pay royalties to DataXchg equal to 80% of net revenues derived from the sale and licensing of products that are either based on the technology owned by DataXchg or jointly developed by the Company and DataXchg. The Company will pay royalties equal to 20% of net revenues derived from third party use of the technology and intellectual rights.

     In April 2000, the Company and David Webber agreed in principle that the Company will acquire Mr. Webber's 60% interest in DataXchg in exchange for the issuance of 1,000,000 shares of the Company's common stock.

     Adoption of 1999 Equity Incentive Plan
     --------------------------------------

     Effective October 19, 1999, stockholders approved adoption of the 1999 Equity Incentive Plan (the "Plan"). Under the Plan, the Board of Directors or its designated committee may make grants to employees, officers, directors, and consultants of the Company and its subsidiaries of (1) incentive stock options, (2) non-qualified stock options, (3) stock bonuses, (4) rights to purchase restricted stock, and (5) stock appreciation rights. The Company has reserved a total of 4 million shares for stock awards to be issued under the Plan.

     The exercise price of incentive stock options can be no less than the fair value of the Company's common stock on the date of grant. In instances where an employee owns 10% or more of common shares, the exercise price can be no less than 110% of fair value. The exercise price of non-statutory options can be no less than 85% of fair value. The maximum term of options is 10 years; vesting periods are determined by the Board or its designated committee on the date of grant.

     Through April 27, 2000, the Company had issued 1,165,000 stock options to employees and non-employees. All the options have an exercise price of $1.00. The weighted- average remaining contractual life of the options is 4.7 years. Through April 27, 2000, a total of 1,055,000 of the options had vested. The remaining 110,000 options vest on May 31 and June 30, 2000.

     The Company applies the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for options and other stock awards issued to employees. Accordingly, costs for employee stock options or other stock awards are measured as the excess, if any, of the fair value of the Company's common stock at the measurement date over the amount the employee must pay to acquire the stock. The Company applies the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock- Based Compensation, and related interpretations to account for options and other stock awards issued to independent contractors and other service providers who are not employees of the Company. SFAS No. 123 requires that the Company apply the fair value method to account for stock awards issued to non-employees. SFAS No. 123 also requires disclosure of the pro forma effect of applying the fair value method of accounting for stock options issued to employees. The Company uses the Black-Scholes option-pricing model to compute estimated fair value of options and similar awards, based on applicable assumptions about the weighted average expected life of options, the volatility of its stock price, its dividend yield rate, and a risk-free interest rate.

     In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. FASB Interpretation No. 44 clarifies that non-employee members of an entity's Board of Directors do not meet the definition of an employee, in which case the requirements of SFAS No. 123 must be applied. However, an exception is made to require the application of APB Opinion No. 25 to stock compensation granted to a non-employee director for services provided as a director if the director was (a) elected by stockholders or (b) appointed to a board position that will be filled by stockholder election when the existing term expires.

     Through March 31, 2000, the Company had recognized $49,300 of compensation for options granted to non- employees. The pro forma effect of applying the fair value method of accounting for options issued to employees results in a $129,100 increase in net loss and no increase in net loss per share for the nine months ended March 31, 2000.

     Stock Issuances and Redemption
     ------------------------------

     Subsequent to the merger of XML-Technologies and ICF on August 27, 1999 and the issuance of the units described in Notes 1 and 8 on that same date, the Company issued additional common shares and stock purchase warrants, as described below. With the exception of the costs associated with the units placed by Westminster Securities Corporation, any costs associated with the issuances were not material. All issuances are exempt from registration in reliance on Rule 506 of Regulation D or Section 4(2) of the Securities Act of 1933.

     * Effective September 1, 1999, the Company issued a warrant that entitles the holder to purchase 200,000 shares of common stock for $5.00 per share. The term of the warrant is five years.

     * Effective January 13, 2000, the Company entered into a Securities Purchase Agreement (the Agreement) with XML Fund LLC ("XML FUND"). Under the Agreement, XML FUND agreed to purchase 500,000 units at a price of $2.00 per unit for total proceeds of $1 million. Each unit consists of two shares of common stock, one Class A warrant and one Class A-1 warrant. Each Class A warrant entitles XML Fund to purchase one additional share of common stock at a price of $2.00 per share, and each Class A-1 warrant entitles XML Fund to purchase one additional share of common stock at a price of $0.07 per share. The term of the Class A warrants is three years and the term of the Class A-1 warrants is 60 days. The Class A-1 warrants were exercised in March 2000, from which the Company received gross proceeds of $35,000. If within one year of the sale of the units (or once all warrants are exercised, if earlier) the Company proposes to register any of its common stock under the Securities Act of 1993 in connection with a public offering, the Company agrees to use its best efforts to register also the shares held by XML Fund. In the event the Company proposes to offer for sale any new common shares or securities convertible into common shares, or any other class of capital stock, the Company has granted XML Fund the preemptive right to purchase additional shares necessary to maintain its percentage interest in the Company.

     * Effective February 22, February 29, and April 7, 2000, the Company entered into agreements to issue a total of 1,050,000 units at a price of $1.00 per unit for total proceeds of $1,050,000. Each unit consists of one share of common stock and one warrant. Each warrant entitles holders to purchase one additional share of common stock at a price of $4.00 per share. The warrants expire on December 31, 2000. If within one year of the sale of the units the Company proposes to register any of its common stock under the Securities Act of 1933 in connection with a public offering, the Company agrees to use its best efforts to register also the shares issued in these private placements.

     * On February 24, 2000, one of the Company's founding stockholders left the employee of the Company. The employee and the Company agreed that he would return 600,000 of the 800,000 shares originally issued to him, at no cost to the Company.

     * Effective March 3, 2000, the Company engaged Westminster Securities Corporation (Westminster) to serve as its placement agent for the purpose of offering 105 units at a price of $75,000 per unit for total proceeds of $7,875,000. The Company will pay Westminster 7% of the gross sales price of all units sold, and Westminster will have the right to purchase up to 10% of the units sold.

          Each unit consists of 50,000 shares of common stock and 50,000 redeemable warrants. During the first six months of the 18 month term of the warrants, each warrant entitles holders to purchase one additional share of common stock at a price of $4.00 per share. During the following 12 months, holders are entitled to purchase additional common shares at a price of $6.00 per share. The warrants are redeemable by the Company at $0.01 per warrant in the event that (i) the Company registers the shares to honor the warrants, (ii) the shares are listed on a national exchange, Nasdaq, or the Over-the-Counter Bulletin Board, (iii) the closing bid price of such shares for the 20 trading days prior to redemption is 200% of the exercise price of the warrants, and (iv) no lockup provisions restrict the resale of the shares. In connection with the offering, the Company intends to register up to 5.25 million common shares and
          5.25 million warrants in various states where such securities may be sold.

          Through May 3, 2000, the Company had received paid subscriptions for
          9.25 units for gross proceeds of $6,937,500. Related issue costs were approximately $600,000.

     * Effective April 5, 2000, the Company entered into a second Securities Purchase Agreement (the "Agreement") with XML Fund.
          Under this Agreement, XML Fund agreed to purchase 100,000 units at a price of $1.00 per unit for total proceeds of $100,000. Each unit consists of one share of common stock and one warrant. Each warrant entitles XML Fund to purchase one additional share of common stock at a price of $4.00 per share. The warrants expire on December 31, 2000. If, within one year of the sale of the units, the Company proposes to register any of its common stock under the Securities Act of 1993 in connection with a public offering, the Company agrees to use its best efforts to register also the shares held by XML Fund.

     New Facility Lease
     ------------------

     In March 2000, the Company entered into a lease agreement for a new operating facility in Vancouver, British Columbia. Prior to entering into this agreement, the Company had been renting its existing facility on a short-term basis. The lease commences on June 1, 2000 and runs for five years. During the first two years, monthly lease payments are $4,700. However, the facility is provided at no charge for the first five months of each of the first two years. During the following three years, monthly lease payments are $5,500. The lease agreement also requires that the Company pay its proportional share of operating costs and property taxes.

     Future minimum lease payments required under the lease, excluding the Company's share of operating costs and property taxes, are as follows:


          Year Ending June 30,
          --------------------

               2000                          $   16,800
               2001                              28,000
               2002                              38,200
               2003                              65,500
               2004                              65,500
               2005                              54,500
                                             ----------
                                             $  268,500

     The effect of the scheduled rent increase and "rent holidays" will be recognized on a straight-line basis over the five-year term of the lease.

                XML-Global Technologies, Inc. and Subsidiaries
                Unaudited Condensed Consolidated Balance Sheet
                      At March 31, 2000 and June 30, 1999

                                        March 31 2000    June 30, 1999
                                        -------------    -------------

       Assets
       ------
Current Assets
  Cash and cash equivalents             $ 2,353,812      $      9,581
  Trade accounts receivable                   8,982             8,232
  Other receivable                           21,529             3,509
  Deposits                                   22,005             4,658
  Deferred income taxes                       1,467                 -
  Deferred issue costs                       70,519                 -
                                        -------------    -------------
                                          2,478,314            25,980
Fixed assets
  Computer hardware and software            121,955            50,685
  Equipment                                  18,389             7,339
                                        -------------    -------------
                                            140,344            58,024
  Accumulated depreciation                   25,001             3,086
                                        -------------    -------------
                                            115,343            54,938
                                        -------------    -------------
Trademarks and patents                       40,380             7,134
                                        -------------    -------------
Total Assets                            $ 2,634,037      $     88,052
                                        =============    =============
     Liabilities and Stockholders' Equity (Deficit)
     ----------------------------------------------
Liabilities
  Current liabilities
     Accounts payable and accrued
      liabilities                       $    74,685      $     55,182
     Due to directors                             -             8,755
     Note payable                                 -           135,135
                                        -------------    -------------
                                             74,685           199,072
                                        -------------    -------------
Total Liabilities                            74,685           199,072
                                        -------------    -------------
Stockholders' Equity (Deficit)
  Common stock                                2,128             1,750
  Additional paid-in capital              3,807,360             8,079
  Deferred compensation                     (12,209)                -
  Accumulated other comprehensive income     (2,849)                -
  Accumulated deficit                    (1,235,078)         (120,849)
                                        -------------    -------------
Total Stockholders' Equity (Deficit)      2,559,352          (111,020)
                                        -------------    -------------
Total Liabilities and Stockholders'
 Equity (Deficit)                       $ 2,634,037      $     88,052
                                        =============    =============


                            See accompanying notes

                XML-Global Technologies, Inc. and Subsidiaries
           Unaudited Condensed Consolidated Statement of Operations
       For the Three Months and for the Nine months Ended March 31, 2000


                                        Three Months       Nine months
                                       March 31, 2000   March 31, 2000
                                        -------------    -------------

Revenue                                 $     7,330      $     30,989
                                        -------------    -------------
Operating expenses
  Research and development                  215,914           504,003
  Marketing and selling                      71,360           173,542
  General and administrative                183,444           422,928
  Fair value of options granted to
   consultants                               49,279            49,279
  Depreciation and amortization               8,900            21,717
                                        -------------    -------------
  Total operating expenses                  528,897         1,171,469
                                        -------------    -------------
Operating loss                             (521,567)       (1,140,480)
Interest Income                              24,051            26,251
                                        -------------    -------------
Net loss                                   (497,516)       (1,114,229)
Accumulated deficit, beginning of
 period                                    (737,562)         (120,849)
                                        -------------    -------------
Accumulated deficit, end of period      $(1,235,078)     $ (1,235,078)
                                        =============    =============
Net loss per share - basic and diluted  $     (0.02)     $      (0.06)
Weighted average number of shares        20,809,670        19,662,764











                            See accompanying notes

                XML-Global Technologies, Inc. and Subsidiaries
            Unaudited Condensed Consolidated Statement of Cash Flow
                   For the Nine Months Ended March 31, 2000

                                                         Nine months
                                                        March 31, 2000
                                                         ------------

Cash flows from operating activities
  Net loss                                               $ (1,114,229)
  Adjustments to reconcile net loss to net cash used in
    operating activities
     Depreciation of fixed assets                              21,717
  Fair value of options granted to consultants                 49,279
  Changes in assets and liabilities
     Accounts receivable                                         (620)
     Other receivable                                         (16,824)
     Deposits                                                 (17,016)
     Accounts payable and accrued liabilities                  14,725
     Due to directors                                          (8,815)
                                                         ------------
Net cash used in operating activities                      (1,071,783)
                                                         ------------
Cash flows from investing activities
  Fixed assets purchases                                      (80,264)
  Trademarks and patents                                      (32,811)
                                                         ------------
Net cash used in investing activities                        (113,075)
                                                         ------------
  Deferred issue costs                                        (70,487)
  Issuance of capital stock, net of issue costs             3,738,171
  Repayment of note payable                                  (135,135)
                                                         ------------
Net cash provided by financing activities                   3,532,549
                                                         ------------
Effect of changes in exchange rates                            (3,460)
                                                         ------------
Increase (decrease) in cash                                 2,344,231

Cash, beginning of period                                       9,581
                                                         ------------
Cash and cash equivalents, end of period                 $  2,353,812
                                                         ============

                            See accompanying notes

Page>
                XML-Global Technologies, Inc. and Subsidiaries
             Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)

1.   ORGANIZATION AND CESSATION OF DEVELOPMENT STAGE OPERATIONS

     Effective August 27, 1999, XML-Technologies, Inc. (XML-Technologies) and International Capital Funding, Inc. (ICF) entered into an agreement and plan of reorganization (the Agreement). In accordance with the Agreement, the shareholders of XML-Technologies received 12.5 million shares of ICF stock in exchange for the 12.5 million outstanding shares of XML-Technologies. The shareholders of ICF retained 5 million shares in exchange for no assets and the assumption of $2,671 of liabilities of ICF by XML-Technologies. The transaction was accounted for as a recapitalization of XML-Technologies and the accompanying consolidated financial statements present the financial position, results of operations, and cash flows of XML-Technologies.

     ICF was organized in 1991 for the purpose of consummating a merger or acquisition with a private entity. Prior to entering into the Agreement, it had no material amount of assets or liabilities and no operations. Subsequent to completing the Agreement, ICF changed its name to XML-Global Technologies, Inc. (XML-Global Technologies or the Company) and changed its year-end to June 30.

     The capital structure in the accompanying consolidated financial statements reflects a ten for one stock split of ICF shares authorized on August 3, 1999 in anticipation of entering into the Agreement. The activity of ICF for the period July 1, 1999 and August 27, 1999 (date of the Agreement) was not significant and is included in the Company's consolidated financial statements for the nine months ended March 31, 2000.

     XML-Technologies is a Nevada corporation organized May 18, 1999 to hold either directly or indirectly all outstanding shares of XML-Global Research, Inc. and Walkabout Website Designs, Ltd., both of which are British Columbia corporations. The Company and its subsidiaries engage in the business of developing Internet-based software applications using XML (Extensible Markup Language). XML is an abbreviated version of SGML (Standard General Markup Language), the international standard for defining descriptions of the structure and content of electronic documents.

     For the period May 18, 1999 through June 30, 1999, the Company and its subsidiaries' efforts were devoted to legal formation; financial planning; recruiting directors, advisors and employees; and raising additional financing. Development stage operations during this period were financed with a loan from a director of the Company. In July 1999, the Company commenced selling its e-commerce software and accordingly is no longer a development stage company.

2.   BASIS OF PRESENTATION

     These condensed consolidated financial statements are unaudited and reflect all adjustments that, in the Company's opinion, are necessary for a fair presentation of the results for the interim period. The results of operations for the current interim period are not necessarily indicative of results to be expected for the current year or any other period.

     These consolidated financial statements should be read in conjunction with the consolidated financial statements for the period May 18, 1999 (date of inception) to June 30, 1999 and notes thereto included in our 8-K/A as filed with the Securities and Exchange Commission on November 10, 1999. Comparative statements of operations and cash flows are not available, as operations did not commence until May 18, 1999.

3.   STOCK ISSUANCES AND REDEMPTION

     Subsequent to the merger of XML-Technologies and ICF on August 27, 1999 described in Note 1 and the issuance of the units described in Note 5 on that same date, the Company issued additional common shares and stock purchase warrants, as described below. With the exception of costs associated with the subsequent Westminster Securities offering described in Note 8, costs associated with the issuances were not material. All issuances are exempt from registration in reliance on Rule 506 of Regulation D or Section 4(2) of the Securities Act of 1933.

     Effective January 13, 2000, the Company entered into a Securities Purchase Agreement (the Agreement) with XMLFund LLC (XMLFund). Under the Agreement, XMLFund agreed to purchase 500,000 units at a price of $2.00 per unit for total proceeds of $1 million. Each unit consists of two shares of common stock, one Class A warrant and one Class A-1 warrant. Each Class A warrant entitles XMLFund to purchase one additional share of common stock at a price of $2.00 per share, and each Class A-1 warrant entitles XMLFund to purchase one additional share of common stock at a price of $0.07 per share. The term of the $2.00 warrants is three years and the term of the $0.07 warrants is 60 days. The $0.07 warrants were exercised in March 2000 and the Company received gross proceeds of $35,000. If within one year of the sale of the units (or once all warrants are exercised, if earlier) the Company proposes to register any of its common stock under the Securities Act of 1993 in connection with a public offering, the Company agrees to use its best efforts to register also the shares held by XMLFund. In the event the Company proposes to offer for sale any new common shares or securities convertible into common shares, or any other class of capital stock, the Company has granted XMLFund the preemptive right to purchase additional shares necessary to maintain its percentage interest in the Company.

     On February 24, 2000, one of the Company's founding stockholders left the employee of the Company. The employee and the Company agreed that he would return 600,000 of the 800,000 shares originally issued to him, at no cost to the Company.

     Effective February 22, February 29, and April 7, 2000, the Company entered into agreements to issue a total of 1,050,000 units at a price of $1.00 per unit for total proceeds of $1,050,000. Each unit consists of one share of common stock and one warrant. Each warrant entitles holders to purchase one additional share of common stock at a price of $4.00 per share. The warrants expire on December 31, 2000. If within one year of the sale of the units the Company proposes to register any of its common stock under the Securities Act of 1933 in connection with a public offering, the Company agrees to use its best efforts to register also the shares issued in these private placements. The company placed 550,000 of these units prior to March 31, 2000 for gross proceeds of $550,000.

4.   RELATED PARTY TRANSACTIONS

     During the nine months ended March 31, 2000, we repaid the note payable due to a director of $135,135. We paid $32,500 and $130,000 in the three and nine months ended March 31, 2000 respectively in management fees to directors of XML-Global and its subsidiaries and companies controlled by directors.

5.   SHARE PURCHASE WARRANTS

     Concurrent with the Agreement discussed in Note 1, the Company issued 2,330,000 units to investors at $1.00 per unit for total proceeds of $2,330,000. Units issued consist of one share of common stock and a purchase warrant entitling the holder to acquire one share of common stock at an exercise price of $4.00 within the first six months following the issue date, or $6.00 within the second six months following the issue date. The terms of the warrant were subsequently amended to extend the $4.00 exercise price until December 31, 2000. Approximately $175,000 in costs were incurred in association with the issuance of these units and have been offset against the gross proceeds received.

     In October 1999 the Company issued a share purchase warrant to purchase up to 200,000 shares of common stock at a price of $5.00 per share. The share purchase warrant was issued in exchange for corporate finance and business development assistance. The warrant is exercisable up to August 31, 2004.

     In connection with the $1,050,000 financing discussed in Note 3, we issued share purchase warrants each entitling the holder to acquire one share of common stock at an exercise price of $4.00 until December 31, 2000.

     As part of the XMLFund financing the Company issued a share purchase warrant to purchase up to 1,000,000 shares of common stock. The Company issued 500,000 Class A warrants and 500,000 Class A-1 warrants. Each Class A warrant entitles XMLFund to purchase one additional share of common stock at a price of $2.00 per share, and each Class A-1 warrant in each unit entitles XMLFund to purchase one additional share of common stock at a price of $0.07 per share. The term of the $2.00 warrants is three years and the term of the $0.07 warrants is 60 days. The $0.07 warrants were exercised in March 2000 and the Company received gross proceeds of $35,000.

6.   1999 EQUITY INCENTIVE PLAN

     On October 19, 1999, the Company adopted the 1999 Equity Incentive Plan (the "1999 Plan") to provide incentives to employees, directors and consultants. Under the 1999 Plan, the Company has reserved a total of 4,000,000 shares of Common Stock for issuance with the maximum term of options being ten years. The Board of Directors has the exclusive power over the granting of options and their vesting provisions. During the three months ended March 31, 2000, the Company granted 1,165,000 options to employees, directors and consultants at an exercise price of $1.00 per share. The options have a seven year term.

     A summary of the status of the 1999 Plan during fiscal 2000 is as follows:

                                      Number    Weighted Average
                                    of Options   Exercise Price
                                   ------------   ------------

     Options outstanding at
      June 30, 1999                          -    $         -
       Granted                       1,165,000           1.00
       Exercised                             -              -
       Forfeited                             -           1.00

                                   ------------   ------------
     Options outstanding at
      March 31, 2000                 1,165,000    $      1.00
                                   ------------   ------------
     Options exercisable at
      March 31, 2000                 1,055,000    $      1.00
                                   ------------   ------------

     A summary of stock options outstanding at September 30, 1999 is as follows:

                  Options Outstanding             Options Exercisable
          -----------------------------------  -------------------------
                     Weighted
                     Average       Weighted                 Weighted
Range of  Number     Remaining     Average     Number       Average
Exercise  Out-       Contractual   Exercise    Exer-        Exercise
Prices    standing   Life          Price       cisable      Price
--------  --------   ----------    ---------   ---------    ---------

$1.00     1,165,000  4.7 years     $1.00       1,055,000    $1.00


     The Company applies the provision of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations to account for its stock-based awards. Accordingly, costs for employee stock options or issuance of shares is measured as the excess, if any, of the fair value of the Company's common stock at the measurement date over the amount the employee must pay to acquire the stock. The cost for the issuance of options to non-employees is based on the fair value of the options granted at the date the services were performed using the Black-Scholes option pricing model. Compensation expense for the three and nine months ended March 31, 2000 was $49,279.

     SFAS No. 123, Accounting for Stock-Based Compensation, requires disclosure of the pro forma effect of applying the fair value method of accounting for stock options. For disclosure purposes, the Company uses the Black-Scholes option-pricing model to compute estimated fair value, based on the following assumptions:

                                                       2000
                                                       ----

          Risk-free interest rate                      6.0%
          Dividend yield rate                          0%
          Price volatility                             20%
          Weighted average expected life of options    3 years

     In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation. FASB Interpretation No. 44 clarifies that non-employee members of an entity's Board of Directors do not meet the definition of an employee, in which case the requirements of SFAS No. 123 must be applied. However, an exception is made to require the application of APB Opinion No. 25 to stock compensation granted to a non-employee director for services provided as a director if the director was
     (a) elected by stockholders or (b) appointed to a board position that will be filled by stockholder election when the existing term expires.

     Through March 31, 2000, the Company had recognized $49,279 of compensation for options granted to non-employees. The pro forma effect of applying the fair value method of accounting for options issued to employees results in a $129,100 increase in net loss and no increase in net loss per share for the nine months ended March 31, 2000.

7.   COMMITMENTS

     In March 2000, the Company entered into a lease agreement for a new operating facility in Vancouver, British Columbia. Prior to entering into this agreement, the Company had been renting its existing facility on a short-term basis. The lease commences on June 1, 2000 and runs for five years. During the first two years, monthly lease payments are $4,700. However, the facility is provided at no charge for the first five months of each of the first two years. During the following three years, monthly lease payments are $5,500. The lease agreement also requires that the Company pay its proportional share of operating costs and property taxes.

     Future minimum lease payments required under the lease, excluding the Company's share of operating costs and property taxes, are as follows:

                     Year Ending
                       June 30
                     -----------

                     2001                    $ 28,000
                     2002                      38,200
                     2003                      65,500
                     2004                      65,500
                     2005                      54,500
                                             --------
                                             $251,700
                                             ========

     The effect of the scheduled rent increase and "rent holidays" will be recognized on a straight-line basis over the five-year term of the lease.

8.   SUBSEQUENT EVENTS

     Effective April 7, 2000, the Company entered into agreements to issue 500,000 units at a price of $1.00 per unit for total proceeds of $500,000. Each unit consists of one share of common stock and one warrant. Each warrant entitles holders to purchase one additional share of common stock at a price of $4.00 per share. The warrants expire on December 31, 2000. If within one year of the sale of the units the Company proposes to register any of its common stock under the Securities Act of 1933 in connection with a public offering, the Company agrees to use its best efforts to register also the shares issued in these private placements.

     Effective April 5, 2000, the Company entered into a second Securities Purchase Agreement (the Agreement) with XMLFund. Under this Agreement, XMLFund agreed to purchase 100,000 units at a price of $1.00 per unit for total proceeds of $100,000. Each unit consists of one share of common stock and one warrant. Each warrant entitles XMLFund to purchase one additional share of common stock at a price of $4.00 per share. The warrants expire on December 31, 2000. If, within one year of the sale of the units, the Company proposes to register any of its common stock under the Securities Act of 1933 in connection with a public offering, the Company agrees to use its best efforts to register also the shares held by XMLFund.

     Effective March 3, 2000, the Company engaged Westminster Securities Corporation (Westminster) to serve as its placement agent for the purpose of offering up to 105 units at a price of $75,000 per unit for total maximum proceeds of $7,875,000. The Company will pay Westminster 7% of the gross sales price of all units sold, and Westminster will have the right to purchase up to 10% of the units sold.

     Each unit consists of 50,000 shares of common stock and 50,000 redeemable warrants. During the first six months of the 18 month term of the warrants, each warrant entitles holders to purchase one additional share of common stock at a price of $4.00 per share. During the following twelve months, holders are entitled to purchase additional common shares at a price of $6.00 per share. The warrants are redeemable by the Company at $0.01 per warrant in the event the Company (i) registers the shares to honor the warrants, (ii) the shares are listed on a national exchange, Nasdaq, or the Over-the-Counter Bulletin Board, (iii) the closing bid price of such shares for the 20 trading days prior to redemption is 200% of the exercise price of the warrants, and (iv) no lockup provisions restrict the resale of the shares. In connection with the offering, the Company intends to register up to 5.25 million common shares and 5.25 million warrants in various states where such securities may be sold.

     In April 2000, the Company received paid subscriptions for 92.5 units for
     gross proceeds of $6,937,500.   Related costs of issuance were
     approximately $600,000.

           =========================================================
You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

                        XML - Global Technologies, Inc.

                       24,335,000 Shares of Common Stock

                                 May ___, 2000

         ============================================================

Until ___________, 2000 (25 days after the
date of this prospectus), all dealers effecting transactions in the shares offered by this pro-spectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

       TABLE OF CONTENTS
     ----------------------

                                                       Page
                                                       ----
Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
                                             ____________________________
Dividend Policy
Capitalization                                         Prospectus
Dilution
Certain Market Information                   ____________________________
Management Discussion
Business
Management
Certain Transactions                               May _____, 2000
Principal Stockholders
The Company Offering
Description of Securities
Legal Matters
Experts
Available Information

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

     7-109-101.  Definitions.  As used in this article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3)  "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102.  Authority to indemnify directors.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

       (a)  The person conducted himself or herself in good faith; and

       (b)  The person reasonably believed:

         (i) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

         (ii) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

       (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

       (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

       (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104.  Advance of expenses to directors.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

       (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

       (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

       (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105.  Court-ordered indemnification of directors.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

       (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

       (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106. Determination and authorization of indemnification of directors.

     (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

       (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

       (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

       (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph
     (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

       (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107. Indemnification of officers, employees, fiduciaries, and agents.

     (1)  Unless otherwise provided in the articles of incorporation:

       (a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

       (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

       (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107.
     Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109.  Limitation of indemnification of directors.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110.  Notice to shareholder of indemnification of director.
     If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                 *     *     *

     Article IX, Section 1 of the Articles of Incorporation of the Company provides, in pertinent part:

     The Board of Directors of the corporation shall have the power to indemnify any director, officer, employee or agent of the corporation to the fullest extent permitted by the Colorado Corporation Code as presently existing or as hereafter amended.

     Article XII of the Articles of Incorporation of the Company provides, in pertinent part:

     To the fullest extent permitted by the Colorado Corporation Code as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.


Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:



     SEC Filing Fee                                    $  9,636.66
     Printing Expenses                                    5,000.00
     Accounting Fees and Expenses                        25,000.00
     Legal Fees and Expenses                             25,000.00
     Blue Sky Fees and Expenses                           5,000.00
     Registrar and Transfer Agent Fee                     5,000.00
     Miscellaneous                                       25,363.34
                                                       -----------
          Total                                        $100,000.00


Item 26.  Recent Sales of Unregistered Securities.

     1. In August 1999, the Company issued 12,500,000 shares of common stock in exchange for 12,500,000 shares of common stock of XML Technologies, Inc., a Nevada corporation. The shares were issued to 23 persons, all of whom qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     2. In August 1999, we issued and sold a total of 2,330,000 units in consideration of $1.00 per unit. The units consisted of one share of common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The shares were issued exclusively to investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     3. In September 1999, we issued warrants exercisable to purchase 200,000 shares of our common stock at an exercise price of $5.00 per share to a consultant in consideration of consulting services. The warrants were issued to one consultant who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act.

     4. In January 2000, we issued to one private investment fund 500,000 units in consideration of payment in the amount of $2.00 per unit. Each unit consisted of two shares of our common stock, one warrant exercisable for three years to purchase an additional share of common stock at $2.00 per share and an additional warrant exercisable for 60 days to purchase an additional share of common stock at an exercise price of $.07 per share. The units were issued to one institutional investor that qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     5. In February 2000, we sold to a private trust 500,000 units at a price of $1.00 per unit. Each unit consisted of one share of common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     6. In April 2000, we sold to two investors 150,000 units at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one additional warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The investors qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     7. In April 2000, we sold an aggregate of 92.5 units at a price of $75,000 per unit. Each unit consisted of 50,000 shares of our common stock and 50,000 warrants exercisable for 18 months to purchase an additional share of common stock, initially at an exercise price of $4.00 per share and $6.00 after six months. The units were sold to 50 investors, each of which qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     8. In April 2000, we issued to an investment banker a unit purchase option exercisable to purchase for 18 months 9.25 units at an exercise price of $75,000 per unit. Each unit consists of 50,000 shares of our common stock and 50,000 warrants. The investment banker qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     9. In March 2000, we issued 500,000 shares of our common stock in consideration of $.07 per share pursuant to the exercise of the warrant issued to the private investment fund as part of the units identified in Paragraph 4 above. The shares were issued to one investor who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     10. In April 2000, we sold to the same private trust identified in Paragraph 5 above an additional 500,000 units at a price of $1.00 per unit. Each unit consisted of one share of common stock and one warrant exercisable until December 31, 2000 to purchase an additional share of common stock at an exercise price of $4.00 per share. The investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and subject to appropriate transfer restrictions, were issued without registration under the Securities Act pursuant to the exemptions set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 27.  Exhibits.

     a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

     Exhibit No.     Title
     -----------     -------------------------------

     *    3.1        Articles of Incorporation dated June 11, 1991
          3.2        Articles of Amendment to Articles of Incorporation dated
                     October 19, 1999
     *    3.3        Bylaws
          4.1        Specimen Common Stock Certificate
          4.2        Specimen Warrant Certificate
          4.3        1999 Equity Incentive Plan
          5.0        Opinion of Neuman & Drennen, LLC
     **   10.1       Agreement and Plan of Reorganization dated as of August
                     27, 1999
          10.2       Purchase Agreement between International Capital
                     Funding, Inc. and Jonathan Cohen dated September 1, 1999
          10.3       Registration Rights Agreement between International
                     Capital Funding, Inc. and Jonathan Cohen dated September
                     1, 1999
          10.4       Joint Venture Technology Agreement between XML - Global
                     Technologies, Inc., Gnosis, Inc. and David R. R. Webber
                     dated as of November 18, 1999
          10.5       Consulting Agreement between Data Xchg, Inc. and David
                     Webber
          10.6       License Agreement between Data Xchg, Inc. and XML -
                     Global Technologies, Inc.
          10.7       Pre-Incorporation Agreement between XML - Global
                     Technologies, Inc. and David Webber
          10.8       Form of Lock-up and Vesting Agreement
          10.9       Securities Purchase Agreement between XML - Global
                     Technologies, Inc. and XML Fund, LLC dated January 13,
                     2000
          10.10      Securities Purchase Agreement between XML - Global
                     Technologies, Inc. and XML Fund, LLC dated April 5, 2000
          10.11      Securities Purchase Agreement between XML - Global
                     Technologies, Inc. and the Tomasovich Family Trust
          10.12      Securities Purchase Agreement between XML - Global
                     Technologies, Inc. and Tomasovich Family Trust
          10.13      Unit Purchase Option Agreement between XML - Global
                     Technologies, Inc. and Westminster Securities Corp.
          10.14      Commercial Lease with Radical Entertainment Ltd. dated
                     May 5, 1999
          22.0       List of Subsidiaries
          23.1       Consent of Neuman & Drennen, LLC
          23.2       Consent of Moss Adams

-----------------

* Incorporated by reference from the Registration Statement on Form 10-SB filed with the Commission on November 18, 1997

** Incorporated by referenced from the Current Report on Form 8-K which was filed with the Commission on September 8, 1999


Item 28.  Undertakings.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Vancouver, British Columbia, Canada, on the 24th of May, 2000.

                                   XML - GLOBAL TECHNOLOGIES, INC.,
                                   a Colorado corporation

                                   By:  /s/ Duane Nickull
                                        -----------------------------------
                                        Duane Nickull, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with XML - Global Technologies, Inc. and on the dates indicated.

Signature                Title                              Date
---------                -----                         --------------


/s/ Peter Shandro        Chairman of the Board,        05/24/00
---------------------    CEO, Director
Peter Shandro


/s/ Duane Nickull        President, Director           05/24/00
---------------------
Duane Nickull


/s/ Simon Anderson       Chief Financial Officer,      05/24/00
---------------------    Director
Simon Anderson


/s/ David Webber         Director                      05/24/00
---------------------
David Webber